Exhibit 4.11

EXECUTION VERSION

CONVERTIBLE PREFERENCE SHARE PURCHASE AGREEMENT

by and among

ALIBABA GROUP HOLDING LIMITED

and

EACH OF THE INVESTORS (AS DEFINED HEREIN)

dated as of

October 15, 2012

Page I

4.19 FINDERS’ FEE	18

4.20 WAIVER BY EXISTING SHAREHOLDERS OF THE COMPANY	18

4.21 GROUP STRUCTURE CHART	18

4.22 SIZE OF THE EQUITY PLACING	18

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE INVESTORS	19

5.1 NO REGISTRATION	19

5.2 INVESTMENT INTENT	19

5.3 INVESTMENT EXPERIENCE	19

5.4 ACCESS TO DATA	19

5.5 INDEPENDENT INVESTIGATION	20

5.6 ACCREDITED INVESTOR; INTERNATIONAL INVESTORS	20

5.7 AUTHORIZATION	20

5.8 ORGANIZATION	20

5.9 RESTRICTED SECURITIES	20

5.10 NON-VIOLATION	21

5.11 FINANCING	21

5.12 LITIGATION	21

5.13 FINDERS’ FEES	21

ARTICLE VI COVENANTS OF THE PARTIES	22

6.1 COVENANTS OF THE COMPANY	22

6.2 COVENANTS OF THE INVESTORS	24

6.3 ADDITIONAL COVENANTS OF THE PARTIES	24

ARTICLE VII INDEMNIFICATION	29

7.1 INDEMNIFICATION	29

7.2 LIMITATIONS ON INDEMNIFICATION	29

7.3 INDEMNIFICATION PROCEDURES	30

7.4 EXCLUSIVITY OF INDEMNIFICATION PROVISION	31

ARTICLE VIII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; CERTAIN PROVISIONS	31

8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES	31

ARTICLE IX [RESERVED]	31

ARTICLE X [RESERVED]	31

ARTICLE XI MISCELLANEOUS	31

11.1 ACCOUNTING PRINCIPLES	31

Page II

11.2 DIRECTLY OR INDIRECTLY	32

11.3 GOVERNING LAW	32

11.4 ARBITRATION	32

11.5 PARAGRAPH AND SECTION HEADINGS	33

11.6 NOTICES	33

11.7 EXPENSES	34

11.8 REPRODUCTION OF DOCUMENTS	34

11.9 SUCCESSORS AND ASSIGNS	35

11.10 ENTIRE AGREEMENT; AMENDMENT AND WAIVER	35

11.11 SEVERABILITY	35

11.12 LIMITATION ON ENFORCEMENT OF REMEDIES	36

11.13 COUNTERPARTS	36

11.14 NO THIRD-PARTY BENEFICIARIES	36

11.15 WAIVER	36

11.16 IMMUNITY	36

11.17 NO PARTNERSHIP OR JOINT VENTURE	37

Page III

EXHIBITS

Exhibit A	–	Terms of the Preference Shares

Exhibit B	–	Legend on Preference Shares

Exhibit C	–	Form of Confidentiality Undertaking

Page IV

This CONVERTIBLE PREFERENCE SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of October 15, 2012 by and among Alibaba Group Holding Limited, a company incorporated under the laws of the Cayman Islands (the “Company”), and the other persons and entities who are signatories to this Agreement (collectively, the “Investors”, and each of them, an “Investor”). The Company and each Investor are referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

A. The Company, Yahoo! (as defined herein) and Yahoo! HK (as defined herein) have entered into that certain Share Repurchase and Preference Share Purchase Agreement, dated May 20, 2012, between the Company, Yahoo! and Yahoo! HK, as amended by the First Amendment to Share Purchase and Preference Share Purchase Agreement in the form provided to the Investors prior to the execution of this Agreement (the “Yahoo! Repurchase Agreement”), pursuant to which, among other things, the Company repurchased 523,000,000 Ordinary Shares from Yahoo! for a consideration of US$800,000,000 face amount of Series A Mandatorily Redeemable Preference Shares of the Company (the “Yahoo! Preference Shares”), and the balance in cash (the “Yahoo! Initial Repurchase”).

B. The Company is currently paying royalties to Yahoo! under that certain Technology and Intellectual Property License Agreement dated October 24, 2005 between the Company and Yahoo!, which was amended on September 28, 2012 in connection with, the initial closing under the Yahoo! Repurchase Agreement (the “TIPLA”). In connection with the transactions contemplated in the Yahoo! Repurchase Agreement, the Company also made a one-time payment of US$550,000,000 to Yahoo! (the “TIPLA Payment”) on September 18, 2012 such that the obligation to pay royalties to Yahoo! terminates at a date specified in the Yahoo! Repurchase Agreement.

C. In connection with the financing of the Yahoo! Initial Repurchase and the TIPLA Payment, the Company issued and sold ordinary shares, par value US$0.000025 per share, in the Company to a limited number of investors (the “Equity Placing”) for an aggregate consideration of US$2,600,000,008. The Equity Placing closed on September 18, 2012.

D. In connection with, among other things, the financing of the Yahoo! Initial Repurchase and the privatization of Alibaba.com Limited, the Company has entered into senior secured credit facilities (such senior secured credit facilities as in effect on the date of issuance of the Preference Shares (as defined below) with no changes that are material and adverse to the Company from the facility agreements made available to the Investors prior to the date hereof, collectively, the “Senior Facilities”) with commercial banks, pursuant to which the Company borrowed up to US$4,000,000,000 in aggregate, of which up to approximately US$2,000,000,000 was used in part to finance the Yahoo! Initial Repurchase and the TIPLA Payment.

E. The Investors desire to purchase from the Company, and the Company desires to sell to the Investors, up to an aggregate of no more than US$462,000,000 Series A Convertible Preference Shares, par value US$0.000025 per share and each having an initial liquidation preference of US$1,000 (the “Preference Shares”), on the terms and subject to the conditions of this Agreement. The Preference Shares may be issued on one or more dates. On September 18, 2012, the Company issued and sold US$1,338,000,000 in initial liquidation preference of Preference Shares to a limited number of investors.

NOW, THEREFORE, in consideration of such premises, the agreements herein and other consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

INTERPRETATION

1.1 Definitions.

The following terms have the respective meanings set forth below:

“Action” shall mean any and all actions, inquiries, claims, investigations, complaints, demands, hearings, audits, subpoenas, suits, writs, injunctions, notices of violation, mediations, disputes, arbitrations or proceedings, whether civil, criminal, regulatory, administrative or investigative.

“Affiliate” shall mean, in respect of any Person, any other Person that is directly or indirectly controlling, controlled by, or under common control with such Person or any of its Subsidiaries, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Alipay Framework Agreement” shall mean the framework agreement dated July 29, 2011 by and among the Company, SOFTBANK, Yahoo!, Alipay.com Co., Ltd., APN Ltd., Zhejiang Alibaba E-Commerce Co., Ltd., Jack Yun Ma, Joseph C. Tsai and the Joinder Parties (as defined therein) thereto.

“Articles” shall mean the Articles of Association of the Company currently in effect.

“Audited Financial Statements” shall have the meaning set forth in Section 4.9.

“Authorization” shall mean (a) an authorization, consent, approval, resolution, licence, exemption, filing, notarization or registration or (b) in relation to anything which may be fully or partly prohibited or restricted by Law if a Governmental Authority intervenes or acts in any way within a specified period after filing, registration or notification, the expiry of that period without such an intervention or action.

“Board” shall mean the board of directors of the Company from time to time.

“Business Day” shall mean a day other than a Saturday, Sunday, public holiday or other day on which commercial banks in New York or Hong Kong are required or authorized by Law to close.

“Closing” shall have the meaning set forth in Section 3.2.

“Closing Date” shall have the meaning set forth in Section 3.2.

“Company” shall have the meaning set forth in the preamble.

“Company’s Knowledge” shall mean the actual knowledge, after reasonable investigation, of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company and, additionally, with respect to the Key Business Units, the president or general manager (or Person with similar managerial responsibilities for such business unit) of each such Key Business Unit.

“Confidential Information” shall have the meaning set forth in Section 6.3(g).

“Consent” shall mean any approval, consent, waiver, Order, authorization or permit of, registration, declaration, filing, report or notice of, with, by, or to any Person or Persons.

“Contract” shall mean any agreement, contract, instrument, obligation, commitment, lease, license, purchase order, security arrangement, or any other understanding, written or oral.

“Damages” shall have the meaning set forth in Section 7.1.

“Data Room” shall mean the electronic data rooms containing Company information made available to the Investors as of 11:59 p.m. Hong Kong time on October 14, 2012.

“Dawn Framework Agreements” shall mean the framework agreements, dated September 22, 2011 and December 29, 2011, and the letter agreement, dated January 31, 2012 entered into by and between the investors and offerors party thereto, Jack Yun Ma and Joseph C. Tsai.

“Dawn Investors” shall mean each Person (and such Person’s Affiliates) who acquired Ordinary Shares pursuant to the Dawn Framework Agreements to the extent of such acquired Ordinary Shares and any Ordinary Shares issued in respect of such Ordinary Shares.

“Disclosing Party” shall have the meaning set forth in Section 6.3(g).

“Disclosure Letter” shall mean the disclosure letter delivered on the date hereof prior to the execution hereof by the Company to the Investors.

“Dispute Party” shall have the meaning set forth in Section 11.4(a).

“e-mail” shall have the meaning set forth in Section 11.6(a).

“Enforceability Carveouts” shall mean limitations on enforceability pursuant to bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights and general principles of equity relating to the availability of specific performance, injunctive relief and other equitable remedies.

“Environmental Law” shall mean any applicable Law in any jurisdiction in which any of the Company or its Subsidiaries conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Equity Incentive Pool” shall have the meaning set forth in Section 4.7(b).

“Equity Placing” shall have the meaning set forth in the recitals to this Agreement.

“Existing Transaction Documentation” shall mean executed copies of each of the Senior Facilities and definitive documentation with respect to the Equity Placing (with redactions of investor names and investment amounts), the Initial Sale (with redactions of investor names and investment amounts), the Yahoo! Preference Shares, and the Articles, in each case as provided in the Data Room.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended.

“Financial Statements” shall have the meaning set forth in Section 4.9.

“Governmental Authority” shall mean any central, national, federal, state, prefectural, provincial, local or foreign government, any multinational quasigovernmental authority, any court, administrative, regulatory or other governmental agency, commission or authority, any self-regulatory agency, commission or authority, including stock exchanges and securities regulatory bodies, and any arbitration tribunal, in each case of competent jurisdiction.

“HKIAC” shall have the meaning set forth in Section 11.4.

“Holders” shall mean the Investors and other holders of Preference Shares following a transfer of Preference Shares.

“IFRS” shall mean the International Financial Reporting Standards.

“Indemnitee” shall have the meaning set forth in Section 7.1.

“Indemnitor” shall have the meaning set forth in Section 7.3.

“Investors” shall have the meaning set forth in the preamble.

“Initial Public Offering” shall mean an initial public offering of the Ordinary Shares (or depositary receipts representing Ordinary Shares).

“Initial Sale” shall mean an initial sale and issuance by the Company of US$1,338,000,000 in initial liquidation preference of Preference Shares which was closed on September 18, 2012.

“Key Business Unit” shall mean each of the Company’s key business units (including Taobao Marketplace, eTao, TMall.com, Juhuasuan (group buying website), Alibaba.com International Business Operations (ICBU), Alibaba.com Small Business Operations (CBU) and Alibaba Cloud Computing).

“Law” shall mean all applicable provisions of any (a) Permit, Authorization, concession, license, constitution, treaty, statute, law (including principles of common law), rule, regulation, ordinance or code of any Governmental Authority, (b) Order, and (c) guideline, interpretation or directive of any Governmental Authority.

“Lien” shall mean any mortgage, pledge, lien, attachment, charge, claim, title defect, deficiency or exception, hypothecation, right of setoff or counterclaim, security interest, limit or restriction on alienation or other encumbrance, security agreement or trust, option, right of use, first offer, first negotiation or first refusal or similar right in favor of any Person, easement, servitude, restrictive covenant or encroachment, subordination agreement or arrangement, restriction on the receipt of any income derived from any asset and any limitation or restriction on the right to own, vote, sell or otherwise dispose of any security or other asset, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or agreements to create or effect any of the foregoing.

“Management” shall mean Jack Yun Ma and Joseph C. Tsai, any entities directly or indirectly controlled by Jack Yun Ma and/or Joseph C. Tsai or their respective family trusts, any of their designees and any of their other Affiliates (other than the Company or any of its Subsidiaries).

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, assets, operations or financial condition of the Company and its Subsidiaries taken as a whole or (b) the effect of making illegal, materially delaying or preventing the Company from consummating the Transactions and delivering the Preference Shares to the Investors free and clear of all Liens, or from performing the Company’s obligations under this Agreement.

“Money Laundering Laws” shall have the meaning set forth in Section 4.17.

“OFAC” shall have the meaning set forth in Section 4.15.

“Order” shall mean any order, decree, writ, injunction, award, judgment, decision, directive, ruling, assessment, determination, subpoena, verdict, settlement agreement or similar Contract, arbitration award or finding, stipulation or decree of, with or by any Governmental Authority.

“Ordinary Shares” shall have the meaning set forth in Article II.

“Organizational Documents” shall mean with respect to the Company, its memorandum and articles of association in force (as of the date hereof), and with respect to any other Person, the organizational documents of such Person.

“Parties” shall mean the Company and the Investors.

“Permit” shall mean any permit, certificate, license, approval, variance, exemption, order, registration, or clearance provided by any Governmental Authority and any other authorization under Law.

“Person” shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

“Placement Agents” shall mean Credit Suisse (Hong Kong) Limited and Morgan Stanley Asia Limited.

“PRC” shall mean the People’s Republic of China excluding, for the purposes of this Agreement, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Preference Share Placing” has the meaning set forth in Article III.

“Preference Shares” shall have the meaning set forth in the recitals to this Agreement.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Regulation S” shall mean Regulation S under the US Securities Act.

“Representative(s)” shall have the meaning set forth in Section 6.3(g).

“Rules” shall have the meaning set forth in Section 11.4.

“Sanctions” shall have the meaning set forth in Section 4.15.

“Senior Facilities” shall have the meaning set forth in the recitals to this Agreement.

“SOFTBANK” shall mean SOFTBANK CORP., a corporation organized in Japan.

“Subsidiary” shall mean, with respect to any Person, each other Person in which the first Person (a) has ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, (b) owns or controls, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests, (c) holds the rights to more than fifty percent (50%) of the economic interest of such other Person, including an interest held through a VIE Structure or other contractual arrangements, or (d) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions.

“Tax” shall mean any tax of any kind, including any federal, provincial, state, local or foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security, production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental or withholding tax, and any other similar duty, assessment, governmental charge or fee, together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“TIPLA” shall have the meaning set forth in the recitals to this Agreement.

“TIPLA Payment” shall have the meaning set forth in the recitals to this Agreement.

“Transaction Documents” shall mean this Agreement, the resolutions of the Board establishing and approving the designation, preferences and rights of the Preference Shares and each other agreement (including the agency agreement with the paying agent), document, or instrument or certificate to be executed in each case in connection with the sale of the Preference Shares contemplated in this Agreement.

“Transactions” shall mean the transactions contemplated in this Agreement.

“Unaudited Financial Statements” shall have the meaning set forth in Section 4.9.

“Underlying Ordinary Shares” shall have the meaning set forth in Article II.

“US Dollars” or “US$” shall mean U.S. Dollars, the lawful currency of the United States.

“US GAAP” shall mean the United States generally accepted accounting principles applied on a consistent basis.

“US Internal Revenue Code” shall have the meaning set forth in Section 4.11(b).

“US person” shall mean “US person” within the meaning of Regulation S.

“US Securities Act” shall mean the United States Securities Act of 1933, as amended.

“VIE Contracts” shall have the meaning set forth in Section 4.2(a).

“VIE Entities” shall mean the entities listed in the Disclosure Letter and any other entities which are the subject of a VIE Structure with any Subsidiary after the date hereof.

“VIE Structure” shall mean the investment structure a non-PRC investor uses when investing in a PRC company or business that typically operates in a regulated industry. Under such investment structure, the onshore PRC operating entity and its PRC shareholders enter into a number of Contracts with the non-PRC investor and/or its onshore subsidiary (a foreign invested enterprise incorporated in the PRC) pursuant to which the non-PRC investor achieves control of and the rights to the economic benefits of the onshore PRC operating entity and also consolidates the financials of the onshore PRC operating entity with those of the offshore non-PRC investor.

“Yahoo!” shall mean Yahoo! Inc., a Delaware corporation.

“Yahoo! HK” shall mean Yahoo! Hong Kong Holdings Limited, a Hong Kong corporation.

“Yahoo! Initial Repurchase” shall have the meaning set forth in the recitals to this Agreement.

“Yahoo! Preference Shares” shall mean the Series A Mandatorily Redeemable Preference Shares of the Company issued to Yahoo! on the initial closing of the Yahoo! Repurchase Agreement having the terms set forth in the form made available to the Investors prior to the date hereof.

“Yahoo! Repurchase Agreement” shall have the meaning set forth in the recitals to this Agreement.

1.2 Construction.

(a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(c) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” except where the context clearly indicates otherwise, whether or not they are in fact followed by those or similar words, and knowledge of any person shall mean such person’s actual knowledge after due inquiry.

(d) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(e) References to any Person include the successors and permitted assigns of that Person.

(f) References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(g) Reference to days means calendar days unless otherwise expressly specified.

ARTICLE II

AUTHORIZATION OF PREFERENCE SHARES

Subject to the terms and conditions of this Agreement, the Company has authorized the sale and issuance to the Investors of its Preference Shares, which are convertible into ordinary shares of the Company, par value US$0.000025 per share (the “Ordinary Shares”), and have been established by the Board and have the terms set forth on Exhibit A. The Company intends that the offering of Preference Shares and the Ordinary Shares issuable upon conversion of the Preference Shares (the “Underlying Ordinary Shares”) is (a) to institutional “accredited investors” within the meaning of Rule 501(a) under the US Securities Act, pursuant to a private placement exemption from registration under the US Securities Act and (b) outside the United States to persons who are not US persons (within the meaning of Regulation S under the US Securities Act) in accordance with Regulation S under the US Securities Act.

ARTICLE III

PURCHASE AND SALE OF PREFERENCE SHARES

3.1 Issuance and Sale of Preference Shares.

Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below) the Company shall sell to each Investor, and each Investor severally shall purchase from the Company, the number of Preference Shares, at the aggregate cash purchase prices being equal to the aggregate liquidation preference of such number of Preference Shares (the “Purchase Price” for such Investor), allocated by the Company as separately confirmed to each Investor in writing prior to the execution of this Agreement along with the total number of Preference Shares to be purchased by such Investor, and such confirmation is hereby incorporated by reference herein (the “Preference Share Placing”). An initial sale and issuance by the Company of US$1,338,000,000 in initial liquidation preference of Preference Shares was closed on September 18, 2012 (the “Initial Sale”). The Purchase Price for each Investor shall correspond to the initial liquidation preference per share of US$1,000 multiplied by the number of Preference Shares being purchased by such Investor. Such sales and purchases shall be effected on the Closing Date by the Company making entries in its register of members to record and give effect to the issue and allotment of such Preference Shares to such Investor, and shall be evidenced by the Company executing and delivering to such Investor, duly registered in its name, a duly executed share certificate evidencing the Preference Shares being purchased by it, against delivery by such Investor to the Company of such Investor’s Purchase Price by wire transfer of immediately available funds. The obligations of each Investor under this Agreement are several and not joint. The Preference Shares issued under the Preference Share Placing will have identical terms.

3.2 Closing.

The closing of such sale and purchase (the “Closing”) shall take place simultaneously with the execution of this Agreement at the offices of Freshfields Bruckhaus Deringer in Hong Kong. The Closing Date is the date of this Agreement or such other date as the Investors and the Company agree in writing (the “Closing Date”).

3.3 [Reserved].

3.4 Company Closing Deliveries.

At the Closing, the Company shall deliver or cause to be delivered to each Investor:

(a) preference share certificates evidencing the Preference Shares being issued by the Company and purchased by such Investor in connection herewith, enter such subscription in its register of members and deliver to such Investor a certified copy of the register of members reflecting the issuance of such Preference Shares to such Investor;

(b) executed counterparts of each Transaction Document to which the Company is a party that has not yet been executed and delivered;

(c) a receipt for the Purchase Price of such Investor;

(d) [reserved];

(e) executed copies of each of the Senior Facilities and definitive documentation with respect to the Equity Placing (with redactions of investor names and investment amounts), the Initial Sale (with redactions of investor names and investment amounts), the Yahoo! Preference Shares, and the Articles as in effect at the Closing; and

(f) the opinions of counsel (reasonably acceptable to the Investors) in respect of (i) the legality of the issue of Preference Shares as contemplated in this Agreement and (ii) the enforceability of this Agreement subject, in each case, to reasonable customary assumptions and exceptions.

3.5 Investors Closing Deliveries.

At the Closing, each Investor shall deliver to the Company:

(a) executed counterparts of each Transaction Document to which such Investor is a party that has not yet been executed and delivered; and

(b) a receipt for the Preference Shares purchased by such Investor.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Investors, that, except as set forth in the Disclosure Letter:

4.1 Organization.

(a) Each of the Company and its Subsidiaries (i) is duly organized, validly existing and, if applicable, in good standing under the Laws of its jurisdiction of organization, (ii) has full power and authority to own, operate and lease its properties and assets, and carry on its businesses as currently conducted and (iii) is qualified or licensed to do business in each jurisdiction where the ownership, operation or leasing of its assets or properties or conduct of its business requires such qualification or license, except, in the case of clause (i) with respect to the non-material Subsidiaries of the Company, and in the case of clauses (ii) and (iii), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(i) No Order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of winding up the Company.

(ii) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (A) no Order has been made and no resolution has been passed for the winding up of any of the Company’s Subsidiaries or for a provisional liquidator to be appointed in respect of any of the Company’s Subsidiaries and (B) no petition has been presented and no meeting has been convened for the purpose of winding up any of the Company’s Subsidiaries.

(b) Except as would not reasonably be expected to adversely affect the Investors in any material respect, all of the equity securities of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and are free and clear of all Liens (except for Liens arising as a result of the ownership structure of the VIE Entities and except for any Liens arising under the Senior Facilities). Except for the VIE Entities, HiChina Group Limited and other Subsidiaries set forth in the Disclosure Letter, each Subsidiary of the Company is wholly-owned, directly or indirectly, by the Company. The Disclosure Letter sets forth, as of August 31, 2012, the shareholders of the VIE Entities and the shareholding structure of non-wholly-owned Subsidiaries. Since August 31, 2012, there have been no material changes to the equity capitalization of non-wholly-owned Subsidiaries of the Company.

4.2 VIE.

(a) The Company has made available to the Investors all material information in relation to the VIE Structure of the Company, including true and complete copies of each of the material contracts made between the VIE Entities on the one hand, and the wholly-owned Subsidiaries of the Company that are not VIE Entities on the other hand (the “VIE Contracts”). Each VIE Contract is valid, in full force and effect, and constitutes the legal, valid and binding obligations of the contracting party, enforceable against such party in accordance with its terms, subject to the Enforceability Carveouts.

(b) The financial statements of each VIE Entity are consolidated into the Financial Statements of the Company.

(c) There has been no material breach of the terms of any VIE Contracts.

(d) All material Authorizations necessary for the conduct of the business, trade and ordinary activities of each VIE Entity have been obtained or effected and are in full force and effect.

(e) Each Subsidiary under any VIE Structure has been conducting its business within its approved business scope in all material respects.

4.3 Enforceability; Authorization.

(a) The Company has all legal right, power, authority and capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions; provided, that such performance and consummation is subject to the issue of the Preference Shares under the authority granted to the directors by the Articles. The execution, delivery, and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions have been duly and validly authorized and approved by all necessary corporate or other action of the Company (including approval of the Board and its shareholders). This Agreement has been duly executed and delivered by the Company and is, and each of the other Transaction Documents to which it is a party, when duly executed and delivered by the Company, will be, assuming due execution and delivery of the same by the relevant counterparties thereto, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Carveouts.

(b) Except for approvals that have been obtained, no corporate or other action of the Company or any of its Subsidiaries, including by the holders of the Company’s Ordinary Shares (or any other equity securities, including Preference Shares and Yahoo! Preference Shares), is required to effect (i) the transactions contemplated by the Yahoo! Initial Repurchase, the Senior Facilities, the Equity Placing or the Initial Sale or (ii) the issuance of the Preference Shares pursuant to this Agreement.

4.4 Valid Issuance.

The Preference Shares, as of the Closing Date, if and when issued in accordance with, and subject to payment therefor pursuant to, this Agreement, will be, duly authorized and validly issued, fully paid and nonassessable, and free and clear of all Liens.

4.5 Non-Violation.

The execution, delivery and performance of each of the Transaction Documents by the Company and the consummation of the Transactions by the Company and the compliance with any of the provisions of this Agreement or any other Transaction Documents by the Company does not and will not, with or without the passage of time, the giving of notice or both, (a) conflict with or result in any violation or breach of any provision of any of its Organizational Documents, (b) conflict with, result in any breach of, constitute a default under, give rise to any repayment, acceleration, cancellation or termination right under, result in the loss of any material right under, or require any consent, notice or other action by it or any Person it controls under, any Contract to which it is a party or by which it or its Subsidiaries is bound or to which any of its or its Subsidiaries’ properties are subject, including the Senior Facilities, (c) conflict with or result in any violation of any provision of any Law applicable to it or its Subsidiaries or any of their respective properties or assets, or (d) result in the creation of any Lien on any of the properties or assets of the Company or any of its Subsidiaries, except in the case of clauses (b), (c), and (d), as has not had, or would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Other than Consents that have been obtained, none of the execution, delivery or performance of the Transaction Documents to which it is a party or the consummation of the Transactions by the Company or any Subsidiary will require (with or without notice or lapse of time or both) the Consent of any Person, other than non-material Consents from any non-Governmental Authorities.

4.6 Compliance with Laws.

Each of the Company and its Subsidiaries is in compliance with applicable Laws in all material respects. To the Company’s Knowledge, as of the date hereof, neither the Company nor any Subsidiary is under investigation with respect to any violation of any applicable Laws except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.7 Capitalization of the Company.

(a) The authorized share capital of the Company is 2,800,000,000 shares consisting of 2,797,400,000 Ordinary Shares and 2,600,000 preference shares, which consists of 1,800,000 Preference Shares and 800,000 Yahoo! Preference Shares. As of the close of business on September 18, 2012, 2,159,591,710 Ordinary Shares were issued and outstanding, 1,338,000 Preference Shares were issued and outstanding and 800,000 Yahoo! Preference Shares were issued and outstanding. In connection with the Yahoo! Repurchase Agreement, the Equity Placing and this Agreement, on September 18, 2012, the Company (i) repurchased Ordinary Shares and (ii) issued Yahoo! Preference Shares, Ordinary Shares and Preference Shares, in each case, as described and to the extent set forth in the recitals to this Agreement.

(b) The Disclosure Letter sets forth, as of August 31, 2012, the complete equity capitalization (including debt securities convertible into or exchangeable for equity securities) of the Company, including (i) the number of issued and outstanding restricted share units, (ii) the number of issued and outstanding options to purchase Ordinary Shares (expressed as the number of Ordinary Shares for which such options are exercisable), (iii) the number of Ordinary Shares outstanding under the Company’s senior management equity incentive plan and (iv) the number of Ordinary Shares that are authorized but unissued under the Company’s management and employee equity incentive plans ((i) through (iv) collectively, the “Equity Incentive Pool”). Since August 31, 2012 except for the (i) repurchase of Ordinary Shares as described and to the extent set forth in the recitals to this Agreement, (ii) issuance of the Yahoo! Preference Shares, the Preference Shares and the Ordinary Shares as described and to the extent set forth in the recitals to this Agreement and (iii) issuance and cancellation of employee share-based compensation in respect of the Equity Incentive Pool, there have been no material changes to the capitalization of the Company.

(c) Except for the Equity Incentive Pool and the Preference Shares, there are no options, warrants, calls, stock appreciation, redemption, repurchase or other rights, agreements, arrangements or commitments of any character convertible into or exchangeable for shares or any other equity interests of the Company or any of its Subsidiaries, or obligating the Company or its Subsidiaries to issue or sell any equity interests of the Company or any of its Subsidiaries, except for agreements or arrangements of non-wholly-owned Subsidiaries that are immaterial to the interest of a financial investor in the Company.

4.8 Litigation.

There is no Action pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries and there are no outstanding Orders against or affecting the Company or its Subsidiaries, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.9 Financial Statements.

The Company has made available to the Investors copies of (a) the audited consolidated financial statements of the Company and its Subsidiaries at and for the 12 month periods ended December 31, 2010 and December 31, 2011, together with the report of the Company’s independent auditors thereon (collectively, the “Audited Financial Statements”), including consolidated balance sheets and statements of income, cash flows and shareholders’ equity and, with respect to Investors that have executed a confidentiality undertaking with the Company permitting access to “Level II” information in the Data Room, (b) the unaudited consolidated financial statements of the Company and its Subsidiaries at and for the periods ended March 31, 2012 and June 30, 2012 (collectively, the “Unaudited Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”), including consolidated balance sheets and statements of income and cash flows. The Financial Statements (and, with respect to Investors who do not have access to the Unaudited Financial Statements, only the Audited Financial Statements) have been prepared in accordance with US GAAP on a consistent basis (subject to (i) with respect to the Audited Financial Statements, such exceptions as may be indicated in the Audited Financial Statements or the notes thereto and (ii) with respect to the Unaudited Financial Statements, the absence of footnote disclosure and normal, non-material and recurring year-end adjustments) and fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods covered thereby. The Company and each of its Subsidiaries maintain systems of accounting and internal controls that provide reasonable assurance that financial transactions are executed in accordance with the authorization of, and reported to, management of the Company or its Subsidiaries and applicable internal policies.

4.10 No Undisclosed Material Liabilities; Absence of Certain Changes.

Since December 31, 2011 (except as clearly reflected in the unaudited consolidated financial statements of the Company and its Subsidiaries at and for the period ended June 30, 2012), the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course (except for the transactions that are the subject of the Yahoo! Repurchase Agreement and the related financing and the transactions effecting the privatization of Alibaba.com Limited and related financing). Except for (a) the Senior Facilities, (b) liabilities and obligations disclosed or reserved against in the Financial Statements, (c) liabilities and obligations reflected in the terms of the Yahoo! Preference Shares and the Preference Shares and (d) liabilities and obligations incurred in the ordinary course of business since December 31, 2011 (except as clearly reflected in the unaudited consolidated financial statements of the Company and its Subsidiaries at and for the period ended June 30, 2012) that are not material to the Company and its Subsidiaries, taken as a whole, since December 31, 2011 the Company has not incurred liabilities or obligations except ones that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth in the Disclosure Letter, there are no material transactions or agreements between the Company or its Subsidiaries, on the one hand, and Management, Yahoo!, SOFTBANK or the Dawn Investors or any executive officer or director of the Company, on the other hand, that are in effect.

4.11 Taxes.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) the Company and its Subsidiaries have filed all Tax returns as required by applicable Law and paid all Taxes when due, (ii) there have been no examinations or audits of any Tax returns or reports of the Company or its Subsidiaries by any applicable federal, state, local or foreign Governmental Authority, (iii) the Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; and

(b) The Company believes that it is not, and does not expect or intend to be, a “passive foreign investment company” as defined in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “US Internal Revenue Code”) in the current taxable year or in the immediate future years. The Company has not elected to be, and does not intend to elect to be, classified as a partnership for United States federal income tax purposes.

4.12 Intellectual Property.

Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) the Company and each of its Subsidiaries own, license, have access to or can acquire on reasonable terms, adequate intellectual property, including patents, copyrights, trademarks, service marks, trade names and similar intellectual property, reasonably necessary for them to carry on their business as now operated, (b) none of the Company or any of its Subsidiaries has received any notice or claim, as of the date of this Agreement, that it is infringing on or has misappropriated the trademark, patent, copyright or trade secret rights or other intellectual property rights of any Person or that any of the intellectual property owned or purported to be owned by the Company or any of its Subsidiaries is invalid or unenforceable, (c) the operation by the Company and each of its Subsidiaries of their respective businesses does not infringe on or violate (or in the past infringed on or violated) any intellectual property rights or other rights of any Person, (d) to the Company’s Knowledge, no Person is infringing on or violating (or in the past infringed on or violated) any intellectual property or other right of the Company or any of its Subsidiaries, and (e) the Company and each of its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all material trade secrets used in their business.

4.13 Employees, Labor Matters, etc.

(a) The existing Equity Incentive Pool fully reflects the Company’s and its Subsidiaries’ employee equity compensation policy as of the date of this Agreement.

(b) Any increase in the number of Ordinary Shares beyond the number of Ordinary Shares already authorized by the Board under the Equity Incentive Pool as of the date hereof will require approval of the Board.

(c) There is no current intention or proposal to increase the number of Ordinary Shares allocated under the Equity Incentive Pool or under any other similar equity plan of the Company or any of its Subsidiaries.

(d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there is no pending or, to the Company’s Knowledge, threatened strike, slowdown, picketing or work stoppage by, or lockout of, or other similar labor activity or organizing campaign with respect to, any employees of the Company or any of its Subsidiaries. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, employee classification and wages and hours.

4.14 Environmental Laws.

The Company and each of its Subsidiaries is in compliance in all material respects with all Environmental Laws, and, to the Company’s Knowledge, no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect. No Action has been commenced, or to the Company’s Knowledge is threatened, against the Company or any of its Subsidiaries involving any Environmental Laws, other than Actions that would not have nor would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.15 Office of Foreign Assets Control; Sanctions.

Neither the Company nor any Subsidiary or any director or officer of the Company or any Subsidiary, nor, to the Company’s Knowledge, either the Alipay Entities or any agent or employee of the Company or any Subsidiary is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”), and, to the Company’s Knowledge, there is no basis for the imposition of any Sanctions on the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries, is located, organized or resident in a country or territory that is the subject of Sanctions.

4.16 Anti-corruption.

(a) Each of the Company and each of its Subsidiaries, and, to the Company’s Knowledge, each of their respective directors, officers or employees has not:

(i) made an “unlawful payment” within the meaning of the FCPA (if applicable) or used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds in violation of any applicable provisions of the FCPA or any applicable law or regulation equivalent to the FCPA in any jurisdiction other than the United States;

(ii) violated any applicable provision of the FCPA or similar anti-corruption Law in any other jurisdiction; or

(iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment prohibited under any applicable anti-corruption Law in any jurisdiction other than the United States.

(b) Each of the Company and its Subsidiaries has implemented such internal controls as would be reasonably necessary to ensure compliance with applicable Laws, including the FCPA and any anti-corruption Law in any jurisdiction other than the United States.

4.17 Money Laundering.

The operations of the Company and its Subsidiaries are in compliance with applicable financial recordkeeping and reporting requirements of applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.18 Alipay Framework Agreement.

(a) The Company has made available to the Investors true and complete copies of the Alipay Framework Agreement and the related transaction agreements.

(b) The Alipay Framework Agreement is valid and in full force and effect, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Carveouts, and neither the Company nor, to the Company’s Knowledge, any of the non-Company counterparties thereto, is in default thereof, and to the Company’s Knowledge no such default is threatened, except for any default that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Except for Simon Shihuang Xie, no Person has executed a Joinder Agreement (as defined in the Alipay Framework Agreement).

4.19 Finders’ Fee.

There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of the Company who might be entitled to any fee or commission from any Investor as a result of the issuance of the Preference Shares pursuant to this Agreement. The Company will pay any fees and reasonable expenses of the Placement Agents.

4.20 Waiver by Existing Shareholders of the Company.

The Company has obtained any waivers required from existing shareholders of the Company (including holders of Preference Shares or Yahoo! Preference Shares) in respect of any rights, including any rights of first offer or pre-emptive rights, they may have with respect to the Preference Shares sold pursuant to this Agreement and the rights hereunder.

4.21 Group Structure Chart.

The group structure chart made available to the Investors is true, complete and accurate in all material respects as of August 31, 2012. As of the date of this Agreement, the following business units are the material business units of the Company: Taobao Marketplace, eTao, TMall.com, Juhuasuan (group buying website), Alibaba.com International Business Operations (ICBU), Alibaba.com Small Business Operations (CBU) and Alibaba Cloud Computing.

4.22 Size of the Equity Placing.

The total aggregate amount of the Equity Placing was US$2,600,000,008 and the price per share of the Ordinary Shares sold in the Equity Placing was US$15.50.

4.23 Material Adverse Effect

Since June 30, 2012, except as disclosed in the Agreement (including the Disclosure Letter), there has not occurred any circumstance, situation, effect, event, change or condition that has had, or is more likely than not to have, a Material Adverse Effect and is subsisting.

4.24 Existing Transaction Documentation

Since September 18, 2012, none of the Existing Transaction Documentation has been amended, nullified, waived, supplemented or modified in any material respect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each of the Investors severally represents and warrants to the Company that:

5.1 No Registration.

Such Investor understands that the Preference Shares, and the Underlying Ordinary Shares, have not been, and will not be, registered under the US Securities Act and the Company intends that the Preference Shares, and the Underlying Ordinary Shares, are being offered and sold to the Investors pursuant to a specific exemption from the registration requirements of the US Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein or otherwise made pursuant hereto.

5.2 Investment Intent.

Such Investor is acquiring the Preference Shares, and the Underlying Ordinary Shares, for investment for its own account, or, if such Investor is acquiring the Preference Shares as a fiduciary agent for one or more investor accounts, it has the full power and authority to execute and deliver this Agreement on behalf of each such account and will take reasonable steps to ensure that each such investor will comply with its obligations herein, and neither such Investor nor any investor accounts for which the Investor is acquiring Preference Shares is acquiring such Preference Shares with the view to, or for resale in connection with, any distribution thereof, and neither such Investor nor any such account has any present intention of selling, granting any participation in, or otherwise distributing the same. Such Investor further represents that neither it nor any such investor account has any Contract, undertaking, agreement or arrangement with any other Person or entity to sell, transfer or grant any participation right to such person or entity to any third person or entity with respect to any of the Preference Shares or the Underlying Ordinary Shares except for any limited partnership agreement, shareholders’ agreement or similar organizational document to which any such Investor is a party, as of the date of this Agreement.

5.3 Investment Experience.

Such Investor has substantial experience in evaluating and investing in private placement transactions of securities and has such knowledge and experience in financial and business matters so that such Investor is capable of evaluating the merits and risks of its private investment in the Company and has the ability to bear the economic risk of investment in the Preference Shares.

5.4 Access to Data.

Such Investor has had the opportunity to ask questions of, and receive answers from, the officers of the Company concerning the Company, the Transaction Documents, the Disclosure Letter, the exhibits and schedules attached hereto and thereto, the information in the Data Room and the Transactions, as well as the Company’s business, management and financial affairs.

5.5 Independent Investigation.

Such Investor (a) has conducted its own independent investigation to identify, collect and assess the information considered by the Investor to be relevant to the consummation of the Transactions, (b) has relied and will rely on its own independent investigation to determine whether or not to consummate the Transactions, and (c) has not relied on any representations or warranties by the Company or any of its Affiliates, representatives and agents (other than the representations and warranties set out in this Agreement or any other Transaction Document).

5.6 Accredited Investor; International Investors.

(a) If the Investor is within the United States, such Investor hereby represents that it is an institutional “accredited investor” within the meaning of Rule 501(a) under the US Securities Act; or

(b) If the Investor is not within the United States, the Investor hereby represents that it is not a “US person” (within the meaning of Regulation S) or purchasing the Preference Shares for the account or benefit of a U.S. person and it is purchasing the Preference Shares outside the United States in an “offshore transaction” pursuant to Rule 903 of Regulation S.

5.7 Authorization.

It has full power, authority, capacity and legal right to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by it of this Agreement and each of the Transaction Documents to which it is a party and the consummation of the Transactions by it has been duly and validly authorized and approved by all necessary corporate or other action by it. This Agreement has been duly executed and delivered by it and is, and each of the Transaction Documents, when duly executed and delivered by it, will be, assuming due execution and delivery of the same by the relevant counterparties thereof, the legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject to the Enforceability Carveouts.

5.8 Organization.

It is a validly existing limited partnership, limited liability company or corporation, duly organized under the laws of its jurisdiction of organization and has full power and authority to carry on its business as now conducted.

5.9 Restricted Securities.

If the Investor is within the United States, such Investor understands that the Preference Shares will at the time of issuance be “restricted securities” within the meaning of Rule 144(a)(3) under the US Securities Act.

5.10 Non-Violation.

The execution, delivery and performance of the Transaction Documents to which it is a party by such Investor, and the consummation of the Transactions by such Investor, and the compliance with any of the provisions of this Agreement or any other Transaction Documents by such Investor does not and will not, with or without the passage of time, the giving of notice or both (a) conflict with or result in any violation or breach of any provision of any of the Organizational Documents of such Investor, (b) conflict with or result in any violation of any provision of any applicable Laws or (c) conflict with, result in any breach of, constitute a default under, give rise to any repayment, acceleration, cancellation or termination right under, result in the loss of any material right under, or require any consent, notice or other action by it or any Person it controls under, any Contract to which such Investor is a party or by which any of them is bound or to which any of their properties are subject, except in the case of clauses (b) and (c) as would not reasonably be expected, individually or in the aggregate, to materially adversely affect (including by delay) such Investor’s ability to consummate the Transactions or otherwise perform under this Agreement. None of the execution, delivery or performance of this Agreement or the other Transaction Documents to which it is a party by such Investor, or the consummation of the Transactions by such Investor, require the Consent of any Person, other than non-material Consents from any non-Governmental Authorities.

5.11 Financing.

Such Investor has sufficient capital commitments or will have funds to pay the Purchase Price pursuant to the terms of this Agreement and to effect all other Transactions contemplated in this Agreement.

5.12 Litigation.

There is no Action pending or, to the knowledge of such Investor, threatened against or affecting such Investor except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on such Investor’s ability to consummate the Transactions or otherwise perform under this Agreement.

5.13 Finders’ Fees.

There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of such Investor who might be entitled to any fee or commission from the Company, Management or any of their Affiliates as a result of the issuance of the Preference Shares pursuant to this Agreement.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1 Covenants of the Company.

(a) Tax Matters. The Company will pay all securities transaction taxes, registration fees, stamp duties and other applicable fees and taxes payable (including making tax reporting and filings to any Governmental Authority) upon conversion of the Preference Shares and issuance of the Underlying Ordinary Shares, if any.

(b) Information Rights.

(i)	From and after the Closing and so long as any Preference Shares are outstanding but only until the Company closes an Initial Public Offering, if applicable, the Company shall furnish to the certain Holders entitled to financial information, the following:

(A)	audited annual financial statements of the Company and its Subsidiaries for each fiscal year, within 120 days of the end of each fiscal year, but in no event earlier than the business day immediately succeeding the day on which Yahoo! makes publicly available the Company’s summary financial information in its 10-Q filing as of and for the applicable period; and

(B)	unaudited quarterly financial statements of the Company and its Subsidiaries for the first three quarterly periods of each fiscal year, within ninety (90) days of the end of each such period, but in no event earlier than the business day immediately succeeding the day on which Yahoo! makes publicly available the Company’s summary financial information in its 10-Q filing as of and for the applicable period, and in each case including applicable comparable prior periods and pro forma information (if applicable and available), and, with respect to the annual financial statements only, a report on the annual financial statements by the Company’s certified independent public accountants (all of the foregoing financial information to be prepared in accordance with US GAAP or IFRS).

(ii)	The Company will make available such financial statements to any Holder by posting such financial statements on Intralinks or any comparable password protected online data system.

(iii)	Holders Entitled to Financial Information. Holders who are entitled to the financial information described in Section 6.1(b)(i) include only the following:

(A)	any Holder of at least US$50 million aggregate liquidation preference of Preference Shares (or the number of Ordinary Shares issued upon conversion of at least US$50 million aggregate liquidation preference of Preference Shares) that is not any of (i) a competitor, (ii) a member of a competitor’s board of directors or (iii) an investor that holds five percent (5.0%) or more, in aggregate, of the common equity or common equity issuable upon conversion, exchange or exercise of other securities of (A) a privately held competitor or (B) a publicly traded competitor where such five percent (5.0%) or more stake was acquired prior to the initial public offering of such competitor (and, in each case, the determination of whether an entity is a competitor shall be determined in the Company’s discretion);

(B)	any Holder that received Preference Shares directly from the Company on the Closing Date; and

(C)	any other Holder(s) with respect to which the Company consents to provide such financial information.

If a Holder holds Preference Shares having less than US$50 million aggregate liquidation preference (or the number of Ordinary Shares issued upon conversion of at least US$50 million aggregate liquidation preference of Preference Shares), such Holder shall not be entitled to receive any financial information with respect to the Company, except as provided in clauses (B) and (C) above.

A Holder receiving the financial statement information described in Section 6.1(b)(i) may provide to any limited partner in or other equityholder of such Holder (i) the Company’s summary financial information consistent with the information disclosed in Yahoo’s periodic public filings as of and for the applicable period and (ii) the name of the Company, the number or amount of securities of the Company held by the Holder, and the valuation attributed to such holdings by the Holder.

Any Holders who are entitled to the financial information described above but do not wish to receive it from time to time must provide the Company with written notice to such effect.

The Company will not provide prospective buyers of the Preference Shares or Ordinary Shares issued upon conversion, prior to their purchase of such shares, with financial or other information regarding the Company.

(iv)	Confidentiality. In addition to any obligations under Section 6.3(g) hereunder, any Investor or Holder that receives any financial information pursuant to the terms of the Preference Shares or this Section 6.1(b) agrees (i) that such financial information may constitute material non-public information regarding the Company and (ii) will not use such financial information for any purpose other than evaluating their investment in the Preference Shares. Except as set forth above, each Investor shall maintain strict confidentiality of any information obtained pursuant to this Section 6.1(b) subject to the provisions of Section 6.3(g).

All information rights under this Section 6.1(b) shall terminate on any Initial Public Offering.

(c) Execution of Agreements Related to the Preference Share Placing. The Company will enter into the definitive documentation relating to the Preference Share Placing with each Investor on identical terms with respect to each Investor and the investors in connection with the Initial Sale (except for the number of Preference Shares allocated to each investor) and the Preference Shares issued under the Preference Share Placing and the Initial Sale will have identical terms.

6.2 Covenants of the Investors.

(a) Selling Restrictions. Each of the Investors severally covenants that it will not sell or otherwise transfer the Preference Shares (or any of the Underlying Ordinary Shares) except pursuant to an effective registration statement under the US Securities Act or pursuant to an exemption from or in a transaction not subject to the registration requirements of the US Securities Act and the rules and regulations promulgated thereunder.

(b) Transfer Restrictions.

Notwithstanding anything to the contrary contained herein and subject to the terms of the Preference Shares substantially in the form attached hereto as Exhibit A, prior to an Initial Public Offering, no Investor shall transfer any Preference Shares (or any Ordinary Shares acquired as a result of exercising the conversion rights under the Preference Shares) now or hereafter owned or held thereby unless the Person to whom such Preference Shares (or such Ordinary Shares) are so transferred assumes the information-related obligations of Section 6.1(b) and Section 6.3(g). Upon transfer of such Preference Shares (or such Ordinary Shares), the transferring Investor shall (i) notify the Company of the number of Preference Shares (or Ordinary Shares) being transferred and the identity and contact information of the transferee to whom financial information may be made available via the password protected online data system pursuant to Section 6.1(b)(ii) above, and (ii) furnish the Company with an executed confidentiality undertaking by such transferee, in substantially the form attached hereto as Exhibit C.

6.3 Additional Covenants of the Parties.

(a) Further Assurance. Each of the Parties shall execute such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and the sale of Preference Shares contemplated herein.

(b) Efforts. Except with respect to those matters as to which a different efforts standard is explicitly stated, each Party shall use its reasonable best efforts to take, or cause to be taken, all appropriate action (and to do, or shall cause to be done, all things necessary, proper or advisable under Law) to consummate the Transactions as promptly as practicable and to make or obtain all Consents required in connection therewith.

(c) Public Disclosure. From and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement (including the names of the Investors) other than the Purchase Price and the existence of this Agreement unless approved in advance by the Company and the Investors, acting by majority in interest (which approval shall not be unreasonably withheld or delayed); or in the case of the names of the Investors, as approved in advance by each of the affected Investors.

(d) [Reserved].

(e) Transaction Documents. The Company and the Investors shall execute and deliver the other Transaction Documents to which it is a party at or before the Closing.

(f) Non-circumvention. No Party shall, directly or indirectly, take, omit to take, or permit any action having a purpose of circumventing or having an effect of circumventing or rendering inapplicable, in whole or in part, the rights or obligations of any Party under the Transaction Documents. The Parties shall not, and shall cause each of their respective Affiliates not to, enter into or engage in any transaction that would reasonably be expected to prevent or materially delay the consummation of the Transactions or materially reduce the likelihood of the Closing to occur.

(g) Confidentiality.

(i) Except as specifically permitted by this Agreement, each Party hereby covenants and agrees that, without the prior written consent of the Company or to the extent related to the Transaction Documents or information concerning any Investor, the other Investors (in the case of the Investors) or the Investors (in the case of the Company) (each a “Disclosing Party”), it and all of its respective Affiliates who have received Confidential Information shall not disclose any information (whether received in written, oral, electronic or any other form) relating, directly or indirectly, to (A) the Company, (B) the terms of this Agreement or any understandings predating this Agreement to the extent related hereto, (C) the Transaction Documents, (D) any information or materials obtained in connection with the information rights provided under the terms of the Preference Shares and Section 6.1(b) of this Agreement and (E) any information or materials obtained in connection with the Preference Share Placing (collectively, the “Confidential Information”) to any Person other than its Affiliates (who are not portfolio companies of investment funds), its and its Affiliates’ respective directors, partners, members (which, with respect to the Company, includes Yahoo! and SOFTBANK), officers, employees, agents, representatives, third party professional advisors (including financial and legal advisors) and, in the case of Investors only, financing sources (collectively, “Representatives”) or any regulatory body (on a confidential basis), provided that each of the Investors may disclose Confidential Information to each other Investor, their Affiliates (but not their limited partners or non-Affiliated investors) and their respective Representatives. Confidential Information shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by any Party or their Representatives that contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to them by any other Party or their Representatives on or after the date hereof in connection with the Preference Share Placing. Each Party hereby undertakes that any Confidential Information provided to a Representative shall be subject to such Representative’s acknowledgment of the confidentiality of the information being provided to it and such Representative’s agreement not to disclose such information to any other Person other than the Persons to whom a Party is permitted to provide such information hereunder; it being understood that each Party shall be responsible for any breach hereof by its Representatives.

(ii) Confidential Information with respect to any Party shall not include:

(A)	information that exists in the public domain at the time of disclosure,

(B)	information that subsequently comes into the public domain other than by disclosure by such Party or its Representatives in breach of this Section 6.3(g),

(C)	information obtained by such Party or its Representatives from third parties except where such Party knows that such disclosure is in breach of the third parties’ confidentiality obligations,

(D)	information that is independently developed by such Party without reliance on any Confidential Information,

(E)	information that is permitted to be disclosed by written authorization of the Party as to whom the information relates, and

(F)	information that was lawfully possessed by such Party prior to any disclosure by the Party as to whom the information relates.

(iii) Each Party hereby covenants and agrees that it (and its Affiliates) shall only disclose Confidential Information to its Representatives if it is reasonably required for purposes connected with this Agreement and only if the Representatives are informed of the confidential nature of the Confidential Information and agree to keep such information confidential in accordance with the terms hereof.

(iv) This Section 6.3(g) shall not prevent disclosure by a Party or its Representatives to the extent it can demonstrate that disclosure is required by Law or Governmental Authority or for the purpose of any arbitral or judicial proceedings arising out of this Agreement (provided that such Party shall, where permitted by Law, first inform the Disclosing Party of such requirement and its intention to disclose such information and take into account the reasonable comments of the Disclosing Party, who may in its sole discretion seek a protective order or other appropriate relief, and/or waive compliance with this confidentiality undertaking). Such Party may disclose to the relevant authorities only that portion of the Confidential Information which is required to be disclosed in accordance with the preceding sentence; provided that such Party will use commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including, by cooperating with the Disclosing Party to obtain an appropriate remedy or other reliable assurance that confidential treatment will be accorded to any Confidential Information so disclosed; and provided further that such Party will promptly notify the Disclosing Party of (x) its determination to make such disclosure and (y) the nature, scope and contents of such disclosure where permitted by Law.

(v) Each of the Investors hereby undertakes that it shall not provide or communicate Company information that is Confidential Information in any manner (whether by writing, orally, electronically or any other manner) to its and its Affiliates’ limited partners and similar non-controlling special vehicle investors; provided, however that a Holder receiving the financial statement information described in Section 6.1(b) may provide to any limited partner in or other equityholder of such Holder (i) the Company’s summary financial information consistent with the information disclosed in Yahoo’s periodic public filings as of and for the applicable period and (ii) the name of the Company, the number or amount of securities of the Company held by the Holder, and the valuation attributed to such holdings by the Holder.

(h) Return of Confidential Information.

Each Party acknowledges that it shall notify the relevant Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information, or any other breach of Section 6.3(g) by it or any of its Representatives. At the written request of the Disclosing Party, each other Party shall, and will use its commercially reasonable efforts to procure that its Representatives shall, return or destroy, all documents containing Confidential Information and all copies of the documents containing Confidential Information in its possession, or, in the case where any Confidential Information is transmitted or restored electronically, destroy all such Confidential Information and communications in connection therewith provided, however, that each such Party and its Representatives (i) may retain reasonable copies of the Confidential Information for compliance with applicable Law, (ii) may retain one copy of any investment committee memoranda prepared for presentation to its investment committee which are required to be kept under internal compliance procedures and (iii) are not obliged to remove any records that have been retained by automatic computer archive systems, provided, however, that the confidentiality obligations set out herein shall continue to apply to such retained material or Confidential Information. Any destruction of Confidential Information shall, at the Disclosing Party’s request, be certified in writing to the Disclosing Party by one of the receiving Party’s authorized officers. Notwithstanding the return or destruction of the Confidential Information, each Party agrees that it and its Representatives will continue to be bound by the provisions of Section 6.3(g).

(i) Termination of Prior Confidentiality Undertaking.

The Parties acknowledge and agree that the confidentiality undertakings entered into between the Company and each of the Investors or their Affiliates prior to the date hereof shall be terminated and shall have no further force or effect for any period after the date hereof; it being understood that each Party shall continue to be liable for any breaches of any such agreement prior to the date hereof.

(j) Third Party Beneficiaries.

The Placement Agents shall be third party beneficiaries of the undertakings and agreements of the Parties in Section 6.3(g) - (i).

(k) Legends.

Each Investor understands that the certificates evidencing the Preference Shares and the Underlying Ordinary Shares, until such securities are registered or are no longer required to bear such legend in accordance with the US Securities Act, shall bear the legends substantially in the form attached hereto as Exhibit B (in addition to any legend required under applicable state securities laws), unless the Company determines otherwise in accordance with applicable Law.

The legend referring to federal and state securities laws identified above stamped on a certificate evidencing the Preference Shares or the Underlying Ordinary Shares shall be removed and the Company shall issue a certificate without such legend to the holder of such Preference Shares or the Underlying Ordinary Shares if (i) such securities are registered under the US Securities Act, or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such securities may be made without registration under the US Securities Act, or (iii) such holder provides the Company with a certification by such holder that such securities can be sold pursuant to Rule 144 under the US Securities Act. In connection with an Initial Public Offering, the Company will remove any legends from any Preference Shares or the Underlying Ordinary Shares upon request by an Investor and subject to compliance with applicable securities laws.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification.

From and after the Closing Date, the Company agrees to indemnify and hold harmless each Investor (each, an “Indemnitee”) from and against any loss, diminution in value, liability or damage, including reasonable attorneys’ fees and other costs and expenses (collectively, “Damages”), incurred or sustained by such Indemnitee or any of its Affiliates or any of their respective employees, officers, directors, agents, advisors and representatives as a result of, subject to Section 8.1, (i) any inaccuracy in or breach of any representation or warranty by the Company set forth in this Agreement, or (ii) any breach of covenant or agreement of the Company set forth in Section 6.1 or Section 6.3 of this Agreement, provided that there shall not be any duplicative payments or indemnities by the Company. Solely for purposes of calculating Damages (and not for purposes of determining any breach) hereunder, all materiality qualifiers in any representation, warranty, covenant or agreement herein shall be ignored.

7.2 Limitations on Indemnification.

The rights of an Indemnitee to indemnification under Section 7.1 shall be limited as follows:

(a) The amount of any Damages incurred or sustained by any Indemnitee shall be reduced by the net amount such Indemnitee recovers (after deducting all attorneys’ fees, expenses and other costs of recovery) from any insurer or other party liable for such Damages and such Investor shall use commercially reasonable efforts to effect any such recovery.

(b) No Indemnitee shall be entitled to indemnification under Section 7.1 unless and until the aggregate amount of such Damages exceeds one percent (1%) of such Indemnitee’s Purchase Price, and if such amount is exceeded, such Indemnitee shall be entitled to the full amount of the Damages and not just the excess amount. In no event will any Indemnitee be entitled to indemnification in excess of fifty percent (50%) of the aggregate amount of the sale proceeds of the Preference Shares allocated to and purchased by the Indemnitee, provided that this Section 7.2 shall not apply to any claim made by any Indemnitee arising out of or relating to (i) a breach of Section 4.1, Section 4.3, Section 4.4, Section 4.5, Section 4.7 or Section 4.19 or (ii) fraud.

7.3 Indemnification Procedures.

The Company shall herein be referred to as the “Indemnitor”.

(a) Third Party Claims. Within fifteen (15) Business Days after an Indemnitee receives written notice of any third party claim or the commencement of any action by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Article VII, notify such Indemnitor in writing in reasonable detail of such claim or action and include with such notice copies of all notices and documents (including court papers) served on or received by the Indemnitee from such third party. Upon receipt of such notice, the Indemnitor shall be entitled to participate in such claim or action, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and to settle or compromise such claim or action, provided that such settlement or compromise shall be effected only with the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed, if (i) the settlement is other than for monetary damages, and the remedies, in the Indemnitee’s reasonable judgment, could adversely affect it, or (ii) the Indemnitor has not agreed that the claim with respect thereto is a fully indemnifiable claim hereunder, or (iii) the Indemnitee has elected to be represented by separate counsel pursuant to clauses (i)-(iii) in the following sentence. After notice to the Indemnitee of the Indemnitor’s election to assume the defense of such claim or action (which notice shall include an acknowledgement that the Indemnitee is entitled to indemnification hereunder for such claim), the Indemnitor shall not be liable to the Indemnitee under this Article VII for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation, unless the Indemnitee employs separate counsel, which it shall have the right to do if either (i) such claim or action involves remedies other than monetary damages and such remedies, in the Indemnitee’s reasonable judgment, could adversely affect such Indemnitee, (ii) the Indemnitee may have available to it one or more defenses or counterclaims which are inconsistent with one or more defenses or counterclaims which may be alleged by the Indemnitor, or (iii) such claim or action is brought by a Governmental Authority, and in any such event the fees and expenses of such separate counsel shall be paid by the Indemnitor. If the Indemnitor does not elect to assume the defense of such claim or action within fifteen (15) Business Days of the Indemnitee’s delivery of notice of such a claim or action by delivery of a written notice assuming control of the defense, the Indemnitee shall be entitled to assume the defense thereof. Unless it has been conclusively determined through a final judicial determination (or settlement tantamount thereto) that the Indemnitor is not liable to the Indemnitee under this Article VII, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect to such defense, and shall not settle or compromise any such claim or action without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The Parties hereto agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or action, including making employees available on a mutually convenient basis to provide additional information and explanation of any relevant materials or to testify at any proceedings relating to such claim or action.

(b) Other Claims. Within sixty (60) days after an Indemnitee sustains any Damages not involving a third party claim or action which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall deliver notice of such claim to the Indemnitor, specifying with reasonable detail the basis on which indemnification is being asserted and the amount of such Damages. If the Indemnitor does not notify the Indemnitee within fifteen (15) Business Days following its receipt of such notice that the Indemnitor disputes its liability to the Indemnitee under this Article VII, such claim specified by the Indemnitee in such notice shall be conclusively deemed a liability of the Indemnitor under this Article VII and the Indemnitor shall pay the amount of such claim to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnitor has timely disputed its liability with respect to such claim, as provided above, the Indemnitor and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved in accordance with Section 11.4.

7.4 Exclusivity of Indemnification Provision.

Subject to Section 11.4(g), the indemnity provided for in this Article VII shall be the sole and exclusive remedy of the Indemnitees after the Closing Date for any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement or breach of any covenant of the Company set forth in Sections 6.1 or 6.3 hereof, other than in the case of fraud, intentional misrepresentation or gross negligence.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; CERTAIN PROVISIONS

8.1 Survival of Representations and Warranties.

The respective representations and warranties made by the Company and each Investor contained in this Agreement shall survive until two (2) years after the Closing Date, except that (i) the representations and warranties (A) of the Company set forth in Section 4.1, Section 4.3, Section 4.4, Section 4.5, Section 4.7 or Section 4.19 and (B) of the Investors set forth in Section 5.7, Section 5.8 and Section 5.13 shall survive indefinitely and (ii) the representations and warranties of the Company set forth in Section 4.11 shall survive for the earlier of six (6) years following an Initial Public Offering and ten (10) years after the Closing Date.

ARTICLE IX

[RESERVED]

ARTICLE X

[RESERVED]

ARTICLE XI

MISCELLANEOUS

11.1 Accounting Principles.

Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with US GAAP or IFRS, if applicable, at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

11.2 Directly or Indirectly.

Where any provision in this Agreement refers to action to be taken by any Person, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

11.3 Governing Law.

This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed and interpreted in accordance with, the Laws of the State of New York, without regard to the conflicts of law principles that would result in the application of any Law other than the Law of the State of New York.

11.4 Arbitration.

Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity hereof, shall be finally settled exclusively by arbitration. The arbitration shall be conducted in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Administered Arbitration Rules (the “Rules”) in force when the notice of arbitration is submitted in accordance with these Rules, except as they may be modified by mutual agreement of the Parties, including any modifications set out in this Agreement. The seat of the arbitration shall be Hong Kong. The arbitration shall be conducted in the English language.

(a) The arbitration shall be conducted by three arbitrators chosen as follows: one arbitrator shall be selected by the Company and one by the Investors (by a majority in interest of the Investors that are parties to the dispute) (each, a “Dispute Party”) within thirty (30) days of the date a Party requests arbitration; such chosen arbitrators shall select a third arbitrator. If the chosen arbitrators fail to select a third arbitrator within thirty (30) days of their appointment, the third arbitrator shall be appointed by the HKIAC.

(b) Any arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties. The award may include an award of costs, including, reasonable legal fees and disbursements. In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, an injunction and specific performance of any obligation under this Agreement. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute, except insofar as a claim is for indemnification for an award of punitive damages awarded against a Party in an action brought against it by an independent third party. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by applicable law, be charged against the Dispute Party resisting such enforcement. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Dispute Party or his or its assets.

(c) In order to facilitate the comprehensive resolution of related disputes, and upon request of any party to the arbitration proceeding, the arbitration tribunal may, within ninety (90) days of its appointment, consolidate the arbitration proceeding with any other arbitration proceeding involving any of the Parties relating to this Agreement. The arbitration tribunal shall not consolidate such arbitrations unless it determines that:

(i)	there are issues of fact or law common to the proceedings, so that a consolidated proceeding would be more efficient than separate proceedings; and

(ii)	no party would be prejudiced as a result of such consolidation through undue delay or otherwise.

(d) The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the HKIAC, the Parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by the rules of any quotation system or exchange on which the disclosing Party’s securities are listed or under any other applicable Law, and then only to the extent necessary and only after the Parties have been given a reasonable time to attempt to limit the disclosure thereof.

(e) The costs of arbitration shall be borne by the losing Party unless otherwise determined by the arbitration award.

(f) All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in United States dollars, free from any deduction, offset or withholding for Taxes.

(g) The Parties acknowledge that damages may not be an adequate remedy for losses incurred by reason of a breach of certain provisions of this Agreement. Each Party shall have a right to seek an injunction enjoining any breach of this Agreement, or to seek specific performance of this Agreement.

11.5 Paragraph and Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

11.6 Notices.

(a) All notices or communications required or permitted to be given under this Agreement shall be in writing and in English and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid, or by electronic mail (“e-mail”) (confirmed by the recipient):

(i) if to an Investor, at the address, email or facsimile number set forth in its acknowledgement to the side letter confirming the number of Preference Shares allocated to such Investor, or at such other address or facsimile number or e- mail address as the Investor may have furnished the Company in writing.

(ii)	if to the Company at:

Alibaba Group Holding Limited
c/o Alibaba Group Services Limited
26th Floor, Tower One, Times Square
1 Matheson Street
Causeway Bay
Hong Kong

	Attention:	Timothy A. Steinert, General Counsel
	E-mail:	tim.steinert@hk.alibaba-inc.com
	Facsimile:	+852 2215 5200

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer
11/F, Two Exchange Square
Central, Hong Kong

	Attention:	Kenneth A. K. Martin, Esq.
	E-mail:	kenneth.martin@freshfields.com
	Facsimile:	+852 2810 6192

(b) Any notice so addressed shall be deemed to be given: if sent by e-mail, when sent; if delivered by hand or facsimile, on the date of such delivery; if mailed by courier, on the first (1st) Business Day following the date of such mailing; if mailed by registered or certified mail, on the third (3rd) Business Day after the date of such mailing. A Party may change its address, facsimile number or e-mail address for the purposes hereof upon written notice to the other Parties.

11.7 Expenses.

Except as set forth in Section 11.4 or as determined by a Governmental Authority, each of the Parties to this Agreement shall bear its own costs and expenses relating to the negotiation, preparation, execution and performance by it of this Agreement and each of the Transaction Documents.

11.8 Reproduction of Documents.

This Agreement and all documents relating thereto, including, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Investors on the Closing Date (except for the certificates evidencing the Preference Shares themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Investors, may be reproduced by any Investor or its Representatives by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and any Investor may destroy any original document so reproduced. All Parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by an Investor in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

11.9 Successors and Assigns.

(a) This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the other Parties, except as provided herein. Any Investor may assign this Agreement to any of its Affiliates; provided that any such assignment shall not relieve the assigning Investor of its obligations hereunder except to the extent the Company consents thereto (such consent not to be unreasonably withheld).

11.10 Entire Agreement; Amendment and Waiver.

This Agreement, the Disclosure Letter, the side letters confirming the number of Preference Shares allocated to each Investor and the agreements attached as Exhibits and Schedules hereto constitute the entire understandings of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements or understandings with respect to the subject matter hereof among such Parties. This Agreement may be amended with (and only with) the written consent of the Company and a majority in interest of the Investors and the observance of any term of this Agreement may be waived only by the party entitled to the benefit thereof (which, in the case of the Investors shall be effected by a majority in interest of the Investors); provided, however, that (i) any amendment to Article III shall require the consent of 100% of the Investors and (ii) any amendment or waiver which would materially and adversely affect an Investor as a holder of Preference Shares in a different manner than the other Investors as holders of Preference Shares shall require the consent or waiver of such affected Investor, without taking into account any tax consequences or any factors particular to any Investor.

11.11 Severability.

In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect, subject to the succeeding sentence. If any provision of this Agreement, or the application thereof to any Person or any circumstance, shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability in any one jurisdiction affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

11.12 Limitation on Enforcement of Remedies.

The Company hereby agrees that it will not assert against the shareholders, directors, officers, employees, limited partners or other equityholders of any of the Investors or any of their Affiliates any claim it may have under this Agreement by reason of any breach or alleged breach by such Investor of this Agreement. In no event shall the amount of Damages for which any Investor will be responsible under this Agreement by reason of any failure or alleged failure by such Investor to meet its obligations hereunder exceed such Investor’s Purchase Price.

11.13 Counterparts.

This Agreement may be executed in one or more counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

11.14 No Third-Party Beneficiaries.

Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the Parties hereto, the Indemnitees and their respective permitted assigns any rights or remedies under or by reason of this Agreement or the transactions contemplated hereby.

11.15 Waiver.

The rights and remedies provided for herein are cumulative and not exclusive of any right or remedy that may be available to any Party whether at law, in equity, or otherwise. No delay, forbearance, or neglect by any Party, whether in one or more instances, in the exercise or any right, power, privilege, or remedy hereunder or in the enforcement of any term or condition of this Agreement shall constitute or be construed as a waiver thereof. No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Agreement, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by the Party entitled to the benefits of the provision being waived. No waiver of any provision hereof by any Investor shall be effective with respect of any rights of any other Investor. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in such writing.

11.16 Immunity.

(a) Except for Investors that are owned by a Governmental Authority (which are the subject of Section 11.16(b)), the entry into of this Agreement and the other Transaction Documents to which any Party is a party constitutes, and the exercise by it of its rights and performance of its obligations under this Agreement and the other Transaction Documents to which it is a party will constitute private and commercial acts performed for private and commercial purposes. It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in relation to this Agreement or any other Transaction Document to which it is a party.

(b) With respect to Investors that are owned directly or indirectly by a Governmental Authority, to the maximum extent permitted by applicable Law, such Investor reserves all immunities, defenses, rights or actions arising out of any sovereign status to which it is entitled, and no waiver of such immunities, defenses, rights or actions will be implied or otherwise deemed to exist by its entry into this Agreement, by any express or implied provision hereof or by any action or omissions to act by such Investor or any representative or agent of such Investor; provided, however, that nothing in this Agreement, including this Section 11.16, will be construed to compromise or limit the contractual liability of such Investor to perform its obligations under this Agreement or the other Transaction Documents to which it is a party, nor will it reduce or modify the rights of the Company to enforce such obligations.

11.17 No Partnership or Joint Venture.

Nothing contained in this Agreement shall be deemed or construed as creating a partnership or joint venture between or among the Parties. No Party shall be authorized as an agent, employee or legal representative of any other Party.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ALIBABA GROUP HOLDING LIMITED

By:	/s/ Timothy A. Steinert
Name:	Timothy A. Steinert
Title:	Authorized Signatory

Signature Page to the Convertible Preference Share Purchase Agreement

(Second Closing)

[INVESTOR]

By:
Name:
Title:

Signature Page to the Convertible Preference Share Purchase Agreement

(Second Closing)

Exhibit A

TERMS OF THE PREFERENCE SHARES

WHEREAS, pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Memorandum and Articles of Association of the Company (the “Memorandum and Articles of Association”), and in accordance with the Companies Law of the Cayman Islands (2011 Revision), the Board of Directors on August 23, 2012 and September 12, 2012 passed and adopted the resolutions creating a series of Preference Shares, designated as Series A Convertible Preference Shares, par value US$0.000025 (the “Series A Convertible Preference Shares”), having the designation, preferences and rights set out herein, none of which Series A Convertible Preference Shares have been issued:

Section 1. (a) Issuance of Series A Convertible Preference Shares. The Board of Directors is authorized to issue Series A Convertible Preference Shares from time to time in such amount as it shall determine by resolution. Each Series A Convertible Preference Share shall be identical in all respects to every other Series A Convertible Preference Share.

(b) Issuance of Additional Series A Convertible Preference Shares. The Company may issue additional Series A Convertible Preference Shares following the Issue Date.

Section 2. Ranking.

(a) The Series A Convertible Preference Shares, with respect to dividend rights and rights upon liquidation, winding up or dissolution, shall be:

(i)	junior to all of the Company’s existing and future debt obligations, and any class or series of the Company’s Share Capital, the terms of which provide that such class or series ranks senior to the Series A Convertible Preference Shares (“Senior Shares”);

(ii)	on parity with any class or series of the Company’s Share Capital, including the Yahoo! Preference Shares, the terms of which provide that such class or series ranks on parity with the Series A Convertible Preference Shares (“Parity Shares”); and

(iii)	senior to the Ordinary Shares and any other class or series of the Company’s Share Capital, the terms of which provide that such class or series ranks junior to the Series A Convertible Preference Shares (“Junior Shares”).

(b) To the extent the Series A Convertible Preference Shares give rise from time to time to any monetary claims against the Company, such monetary claims shall be subordinated as to payment and, for the Standstill Period, enforcement, to the claims of the lenders under the Senior Facilities at any time while an event of default has occurred and is continuing under the Senior Facilities. For the avoidance of doubt, nothing in this paragraph shall affect:

(i)	the validity of any claims of the Holders, the ability of any Holder to file such claims or take any other action at any time that an event of default has not occurred or, if an event of default has occurred, following a cure or waiver of such event of default or in a liquidation of the Company, the ability of any Holder to exercise remedies in opposition to an action objecting to (or seeking to disallow) any claims of the Holders or the ability of the Holders to take any action necessary to prevent the running of any statute of limitations or similar restriction on claims;

(ii)	the obligation of the Company to pay the amounts payable to the Holders in respect of the Series A Convertible Preference Shares;

(iii)	the remedies of the Holders, other than the exercise of such remedies during the Standstill Period;

(iv)	the rights of the Holders of Series A Convertible Preference Shares with respect to (A) any amendment or modification of the Senior Facilities (including any extension of any scheduled final maturity date), other than in connection with a restructuring of such Senior Facilities as a result of Financial Distress of the Company, or (B) any refinancing of the Senior Facilities or any new credit facilities, or any other agreement, indenture, arrangement, commitment or other instrument; or

(v)	the obligation of the Company to deliver Ordinary Shares upon conversion of Series A Convertible Preference Shares in accordance with the terms hereof and the exercise of remedies by Holders in respect of the Company’s satisfaction of its conversion obligation at any time.

Section 3. Dividends. The Holders of the issued and outstanding Series A Convertible Preference Shares shall not be entitled to receive dividends other than as provided below:

(a) Cash Dividends. (i) Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends under applicable law and subject to the terms of the Senior Facilities, cash dividends accruing at the Dividend Rate, payable semi-annually in arrears, on March 18 and September 18 of each year (each a “Dividend Payment Date”), commencing on March 18, 2013. If any date on which dividends would otherwise be payable is not a Business Day, then the Dividend Payment Date shall be the next Business Day without any adjustment for such passage of time to the amount of dividends paid. Whether or not the Board of Directors declares cash dividends, and whether or not the Company has funds legally available for such dividends, cash dividends shall accrue daily at the Dividend Rate and shall be cumulative.

(ii) Dividends on the Series A Convertible Preference Shares shall be computed on the basis of a 360-day year consisting of twelve 30-day months, provided, that the amount of dividends payable on any date prior to the end of a Dividend Period or on any Dividend Payment Date for a Dividend Period that is shorter than a full Dividend Period shall be computed on the basis of actual days elapsed and a 360- day year.Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upwards.

(iii) Dividends on the Series A Convertible Preference Shares shall cease to accrue on the applicable Optional Redemption Date, Mandatory Redemption Date, Conversion Date or Fundamental Change Repurchase Date, unless the Company fails to (x) pay the Optional Redemption Price of the Series A Convertible Preference Shares called for redemption or Mandatory Redemption Price of all outstanding Series A Convertible Preference Shares, (y) deliver Ordinary Shares (and cash in lieu of any fractional Ordinary Share) in satisfaction of the Company’s conversion obligation, or (z) pay the Fundamental Change Repurchase Price of all Series A Convertible Preference Shares tendered for repurchase, respectively.

(iv) The Company shall provide written notice to each Holder 20 calendar days prior to the Mandatory Redemption Date of any anticipated increase in the Dividend Rate of the Liquidation Preference per Series A Convertible Preference Share pursuant to clause (iii) of the definition of “Dividend Rate”.

(b) Pro Rata Payment; Record Date; Register. Each dividend with respect to the Series A Convertible Preference Shares shall be paid pro rata to the Holders entitled thereto. With respect to any Dividend Payment Date, each dividend shall be payable to the Holders as they appear on the Register at the Close of Business on the applicable regular record date, which shall be the 15th calendar day preceding the applicable Dividend Payment Date (each such date, a “Regular Record Date”).

(c) Increase in Liquidation Preference as a Result of Failure to Pay Cash Dividends in Full. If the amount of accrued dividends as of the applicable Dividend Payment Date is not declared or if the amount of accrued dividends declared and paid in cash to the Holders under Section 3(a) is at a rate less than the applicable Dividend Rate as of the applicable Dividend Payment Date, then, on such Dividend Payment Date, the Liquidation Preference per Series A Convertible Preference Share as of such Dividend Payment Date shall be increased by an amount equal to the full dividend amount payable minus the dividend amount actually declared and paid, if any, to the Holders under Section 3(a); provided, that:

(i)	if on the next succeeding Dividend Payment Date the Company shall pay to the Holders of Series A Convertible Preference Shares the full amount by which the Liquidation Preference was increased on the immediately preceding Dividend Payment Date in addition to the full dividend amount payable on such Dividend Payment Date, the Liquidation Preference per Series A Convertible Preference Share as of such Dividend Payment Date shall be decreased by the amount of such increase;

(ii)	any increase in Liquidation Preference that is not reduced on the immediately succeeding Dividend Payment Date may not be reduced thereafter and such increase in the Liquidation Preference shall be permanent; and

(iii)	prior to the date such increase in the Liquidation Preference becomes permanent pursuant to subsection (ii), above, the amount shall constitute accrued and unpaid dividends for purposes of the provisions under Section 3(d). On and after such Dividend Payment Date, such amount shall no longer constitute accrued and unpaid dividends for such purposes. In addition, for the avoidance of doubt, for purposes of the Optional Redemption Price, the Mandatory Redemption Price, the Fundamental Change Repurchase Price and the Preference Amount, accrued and unpaid dividends shall not include amounts by which the Liquidation Preference of the Series A Convertible Preference Shares has been increased as a result of the non-payment of accrued and unpaid dividends.

(d) Dividend Stopper. For so long as any Series A Convertible Preference Shares remain outstanding for any Dividend Period, unless all accrued and unpaid dividends for the immediately preceding Dividend Period on all outstanding Series A Convertible Preference Shares have been declared and paid in cash or declared and a sum sufficient for the cash payment thereof has been set aside:

(i)	no dividend shall be paid or declared on the Ordinary Shares or any other Junior Shares; and

(ii)	no Ordinary Shares or other Junior Shares shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly (except in the case of purchases, repurchases, redemptions or other acquisitions permitted under the Company’s equity incentive plans).

If the Liquidation Preference of the Series A Convertible Preference Shares has been permanently increased with respect to any two dividend payments, whether or not consecutive, as described under Section 3(c), as of the date such second increase in Liquidation Preference of the Series A Convertible Preference Shares becomes permanent, the restrictions set forth in this Section 3(d) shall become permanent and remain in effect so long as any Series A Convertible Preference Shares remain outstanding.

Section 4. Redemption. The Series A Convertible Preference Shares shall not be redeemable by the Company prior to the first anniversary of the Issue Date. On or after the first anniversary of the Issue Date, the Series A Convertible Preference Shares shall be redeemable by the Company only as provided in this Section 4. Holders shall not have the right to require the Company to redeem the Series A Convertible Preference Shares, except that Holders shall have the right to require the Company to repurchase the Series A Convertible Preference Shares upon a Fundamental Change pursuant to Section 13.

(a) Optional Redemption. The Series A Convertible Preference Shares shall not be redeemable by the Company prior to the one year anniversary of the Issue Date. On or after the one year anniversary of the Issue Date, the Series A Convertible Preference Shares shall be redeemable at the option of the Company, in whole or in part, at any time on not less than 30 nor more than 60 calendar days’ notice to the Holders of Series A Convertible Preference Shares called for redemption at a redemption price per Series A Convertible Preference Share equal to the Liquidation Preference per Series A Convertible Preference Share as of the applicable Optional Redemption Date (such date, the “Optional Redemption Date”) plus an amount equal to accrued and unpaid dividends to, but not including, the applicable Optional Redemption Date (the “Optional Redemption Price”) if:

(i)	a Non-Qualified IPO has occurred resulting in the listing of Ordinary Shares (or depositary receipts or depositary shares representing Ordinary Shares) on the New York Stock Exchange, the NASDAQ Stock Market, the Hong Kong Stock Exchange or the London Stock Exchange, and there has occurred one or more public offerings of Ordinary Shares (or depositary receipts or depositary shares representing Ordinary Shares) (including either shares issued by the Company or shares sold by existing holders of Ordinary Shares or both), such that the sum of the number of Ordinary Shares sold in such Non-Qualified IPO and any other subsequent public offerings multiplied by the Market Value per Ordinary Share is equal to an aggregate of at least US$1.5 billion as of the date of the issuance of the Optional Redemption Notice (where the Market Value is calculated over the applicable calculation period pursuant to Section 10(a)(ix)(2) ending on, and including, the Trading Day immediately preceding the day the Company provides the Optional Redemption Notice); and

(ii)	for 20 Trading Days within any period of 30 consecutive Trading Days ending on, and including, the Trading Day immediately preceding the day the Company provides the Optional Redemption Notice, the Closing Price is equal to or exceeds 120% of the Conversion Price in effect on the applicable Trading Day (for the avoidance of doubt, the 30 consecutive Trading Day period cannot commence prior to the closing date of the Non-Qualified IPO).

The Company’s ability to optionally redeem the Series A Convertible Preference Shares is subject to applicable law and the terms of the Senior Facilities.

(b) Procedures for Optional Redemption. In the event of a redemption pursuant to this Section 4, not less than 30 or more than 60 calendar days prior to the Optional Redemption Date, the Company shall provide to each Holder of Series A Convertible Preference Shares called for redemption a notice of redemption (the “Optional Redemption Notice”). The Optional Redemption Notice shall set forth:

(i)	the Optional Redemption Date;

(ii)	the number of Series A Convertible Preference Shares (and aggregate liquidation preference thereof) that will be redeemed;

(iii)	the Optional Redemption Price;

(iv)	the place where the certificates evidencing the Series A Convertible Preference Shares called for redemption are to be surrendered for payment of the Optional Redemption Price;

(v)	that dividends on the Series A Convertible Preference Shares called for redemption will cease to accrue on the Optional Redemption Date (provided, that the Company pays the Optional Redemption Price on the Optional Redemption Date); and

(vi)	that the Series A Convertible Preference Shares will be convertible and the Conversion Rate in effect as of the Optional Redemption Notice.

If an Optional Redemption Notice has been given as provided above, unless the Series A Convertible Preference Shares are converted at any time prior to the Close of Business on the fifth Business Day immediately preceding the Optional Redemption Date, Series A Convertible Preference Shares called for redemption shall become redeemable on the Optional Redemption Date at the Optional Redemption Price.

The Company shall pay the Optional Redemption Price to the Holders of the Series A Convertible Preference Shares called for redemption at the address of such Holders as listed in the Register upon surrender of the certificates representing the Series A Convertible Preference Shares to be redeemed and receipt of any written instrument or instructions of transfer or other documents and endorsements reasonably requested by the Company.

(c) Selection of Series A Convertible Preference Shares to be Redeemed. If the Company is redeeming less than all of the Series A Convertible Preference Shares at any time, the Transfer Agent shall select the Series A Convertible Preference Shares to be redeemed on a pro rata basis; provided that fractional shares redeemed will be rounded up to the nearest whole Preference Share.

(d) Mandatory Redemption (i) Unless the Series A Convertible Preference Shares have been previously redeemed, converted or repurchased as described herein, the Company shall redeem the Series A Convertible Preference Shares on the Mandatory Redemption Date at a redemption price per Series A Convertible Preference Share equal to the Liquidation Preference per Series A Convertible Preference Share as of the Mandatory Redemption Date plus an amount equal to accrued and unpaid dividends to, but not including, the Mandatory Redemption Date (the “Mandatory Redemption Price”).

(ii) If the Senior Facilities have been restructured as a result of Financial Distress of the Company and borrowings under such restructured facilities have not been repaid in full as of the Mandatory Redemption Date, Holders shall not have a right to receive the Mandatory Redemption Price until such borrowings have been repaid in full (other than as provided under such restructured facilities) and shall only have the right to an increase in the Dividend Rate as provided in clause (iii) of the definition of “Dividend Rate”. Immediately upon the repayment in full of borrowings under such restructured facilities, Holders shall have the right to receive the Mandatory Redemption Price.

(iii) For the avoidance of doubt, if an event of default has occurred and is continuing under the Senior Facilities on the Mandatory Redemption Date, the rights of Holders of Series A Convertible Preference Shares to receive payment of the Mandatory Redemption Price shall be subordinated as to payment and, for the Standstill Period, enforcement, to the claims of the lenders under the Senior Facilities

(e) If the Paying Agent holds immediately available funds sufficient to pay the Optional Redemption Price or Mandatory Redemption Price on, as applicable, the Optional Redemption Date or the Mandatory Redemption Date, each Series A Convertible Preference Share called for redemption in the case of optional redemption and each Series A Convertible Preference Share in the case of mandatory redemption shall cease to be outstanding and dividends shall cease to accrue on such Optional Redemption Date or the Mandatory Redemption Date, whether or not such Series A Convertible Preference Share is delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the applicable Optional Redemption Price or Mandatory Redemption Price).

Section 5. Mandatory Conversion in Connection with a Qualified IPO. Concurrently with the closing of a Qualified IPO, each Holder’s Series A Convertible Preference Shares shall be automatically converted (“Mandatory Conversion”) into a number of Ordinary Shares (and cash in lieu of any fractional Ordinary Share) equal to:

(a)	the aggregate number of such Holder’s Series A Convertible Preference Shares being converted, multiplied by

(b)	the Conversion Rate in effect on the Conversion Date.

Section 6. Optional Conversion Prior to the Mandatory Redemption Date. (a) Except as provided in Section 6(b) and 6(c), a Holder of Series A Convertible Preference Shares may surrender for conversion any or all of its Series A Convertible Preference Shares at any time during the period commencing on the Issue Date and ending at the Close of Business on the fifth Business Day prior to the Mandatory Redemption Date.

(b) If the Series A Convertible Preference Shares are called for redemption under Section 4(a) a Holder of Series A Convertible Preference Shares may surrender for conversion any or all of its Series A Convertible Preference Shares at any time prior to the Close of Business on the fifth Business Day immediately preceding the Optional Redemption Date.

(c) A Holder of Series A Convertible Preference Shares may not surrender for conversion any Series A Convertible Preference Shares during the period commencing on the date that the Company provides notice by e-mail or facsimile to the Holders that conversion rights have been suspended with respect to the earlier of (x) the initial public filing to commence an initial public offering of the Ordinary Shares and (y) the filing of information about the Company with a regulatory authority or securities exchange with respect to a proposed initial public offering, and ending on the closing date of such initial public offering. Notwithstanding the preceding sentence, conversion rights may not be suspended at any time (a) during the 30 Business Day period ending on the Mandatory Redemption Date or (b) during any Change of Control Conversion Period.

(d) Holders of Series A Convertible Preference Shares that choose to convert the Series A Convertible Preference Shares prior to the Mandatory Redemption Date, other than in connection with a Change of Control, shall receive a number of Ordinary Shares (and cash in lieu of any fractional Ordinary Share) equal to:

(i)	the aggregate number of such Holder’s Series A Convertible Preference Shares being converted, multiplied by

(ii)	the Conversion Rate in effect on the Conversion Date.

(e) To exercise the optional conversion right provided in this Section 6, a Holder must comply with the requirements provided under Section 8.

Section 7. Optional Conversion in Connection with a Change of Control. (a) Prior to the third anniversary of the Issue Date, a Holder of Series A Convertible Preference Shares may surrender for conversion any or all of its Series A Convertible Preference Shares during the period starting on the date that is 15 Business Days immediately preceding the effective date of the Change of Control and ending at the Close of Business on (x) the second Business Day immediately preceding the applicable Fundamental Change Repurchase Date or (y) if all borrowings under the Senior Facilities have not been repaid in full at such time, the 40th Business Day following the effective date of the Change of Control (such period, the “Change of Control Conversion Period”).

(b) Upon a conversion in connection with a Change of Control, prior to the effective date of the Change of Control, a Holder of Series A Convertible Preference Shares shall receive a number of Ordinary Shares (and cash in lieu of any fractional Ordinary Share) equal to:

(i)	the aggregate number of such Holder’s Series A Convertible Preference Shares being converted, multiplied by

(ii)	the Conversion Rate in effect on the Conversion Date (which Conversion Rate shall have been adjusted in connection with the formula set below under Section 7(f)).

(c) Upon a conversion in connection with a Change of Control, on or after the effective date of the Change of Control, a Holder of Series A Convertible Preference Shares shall receive the kind and amount of other securities or other property or assets (including cash or any combination thereof) that a holder of one Ordinary Share received in the Change of Control, multiplied by the number of Ordinary Shares calculated pursuant to Section 7(b). As provided for under Section 12, in the event that holders of Ordinary Shares have the opportunity to elect the form of consideration to be received in such Change of Control, the consideration that the Holders of the Series A Convertible Preference Shares are entitled to receive upon conversion will be deemed to be the kinds and amounts of consideration received by the holders of a majority of Ordinary Shares that affirmatively make or have affirmatively made an election.

(d) The Company shall notify Holders at least 25 Business Days prior to the anticipated effective date of a Change of Control, or, if at such time the Company does not have knowledge of the anticipated effective date of such transaction, within two Business Days of becoming aware of the anticipated effective date of a Change of Control described in paragraph (i) of the definition of “Change of Control”. The notice shall specify the anticipated effective date of the Change of Control and the date by which each Holder’s Change of Control conversion right must be exercised.

The Company shall also notify Holders on the actual effective date of such Change of Control, specifying, among other things:

(i)	the date that is (x) the second Business Day immediately preceding the applicable Fundamental Change Repurchase Date and (y) if all borrowings under the Senior Facilities have not been repaid in full at such time, the 40th Business Day following the effective date of the Change of Control,

(ii)	the adjusted Conversion Rate following the Change of Control, and

(iii)	the kind and amount of other securities or other property or assets (including cash or any combination thereof) receivable by the Holder upon conversion.

(e) To exercise the Change of Control conversion right, a Holder must comply with the requirements provided under Section 8 on or before the date that is (x) the second Business Day immediately preceding the applicable Fundamental Change Repurchase Date or (y) if all borrowings under the Senior Facilities have not been repaid in full at such time, the 40th Business Day following the effective date of the Change of Control, and indicate that it is exercising the Change of Control conversion right.

(f) In connection with a conversion in connection with a Change of Control, the Conversion Rate in effect on the Conversion Date shall be adjusted in accordance with the following formula:

NCR = OCR x	(1 + (CP x ))

where:

NCR = the Conversion Rate after such adjustment.

OCR = the Conversion Rate before such adjustment.

CP (“Conversion Premium”) = 19.35%.

c	=	the number of days from, and including, the first day of the Change of Control Conversion Period to, but excluding, the third anniversary of the Issue Date.

t	=	the number of days from, and including, the Issue Date to, but excluding, the third anniversary of the Issue Date.

Section 8. Conversion Procedures. (a) In order to effect an optional conversion under Sections 6 or 7, the Holder of any Series A Convertible Preference Shares to be converted must surrender the certificate evidencing such Series A Convertible Preference Shares to the Conversion Agent, accompanied by a fully executed (and manually signed) written notice (the “Conversion Notice”), in substantially the form set forth on the reverse of the certificate evidencing such Series A Convertible Preference Shares that the Holder elects to convert such Series A Convertible Preference Shares. Once delivered, a Conversion Notice may not be withdrawn by a Holder without the written consent of the Company.

(b) A Conversion Notice and the certificate evidencing such Series A Convertible Preference Shares shall be deposited at the office of the Conversion Agent on any Business Day from 9:00 a.m., Hong Kong time, to 3:00 p.m., Hong Kong time. A Conversion Notice and certificate evidencing such Series A Convertible Preference Shares deposited outside the hours specified, or on a day that is not a Business Day shall be deemed to be deposited on the next Business Day.

(c) Holders of Series A Convertible Preference Shares surrendered for conversion during the period from the Close of Business on any Regular Record Date immediately preceding any Dividend Payment Date, with respect to which dividends have been declared, to the Open of Business on such Dividend Payment Date shall receive the applicable dividend payable on such Series A Convertible Preference Shares on the corresponding Dividend Payment Date notwithstanding the conversion, and consequently Holders of such Series A Convertible Preference Shares being surrendered for conversion must provide the Company with funds equal to the amount of such dividend payment. No such payment from the Holders shall be required, however, in respect of any Series A Convertible Preference Shares surrendered for conversion following the Regular Record Date (i) immediately preceding the Mandatory Redemption Date, (ii) immediately preceding any Optional Redemption Date that occurs on or after such Regular Record Date and on or prior to the fifth Business Day following the related Dividend Payment Date, (iii) immediately prior to the expiration of a Change of Control Conversion Period, the last day of which occurs on or prior to the related Dividend Payment Date, or (iv) immediately preceding the Mandatory Conversion.

(d) As conditions precedent to conversion, the Holder must confirm in the Conversion Notice that all stamp, issue, registration and similar taxes and duties (if any) arising on conversion in the country in which the Series A Convertible Preference Share is deposited for conversion, or payable in any jurisdiction consequent upon the issue and delivery of Ordinary Shares or any other property or cash upon conversion to or to the order of a Person other than the converting Holder have been paid to the relevant authority. Except as aforesaid, the Company shall pay the expenses arising in the Cayman Islands on the issue of Ordinary Shares on conversion of Series A Convertible Preference Shares.

Section 9. Satisfaction of the Conversion Obligation by the Company. (a) The Person designated in the Conversion Notice as the Person in whose name the Ordinary Shares are to be issued upon such optional conversion, or the Person designated in a written notice, in substantially the form set forth on the reverse of the certificate evidencing such Series A Convertible Preference Shares in whose name the Ordinary Shares are to be issued upon a Mandatory Conversion, is to be registered as the holder of record of the number of Ordinary Shares to be issued in respect of the Series A Convertible Preference Shares being converted as of the Close of Business on the Conversion Date (disregarding any retroactive adjustment of the Conversion Rate referred to in Section 10 prior to the time such retroactive adjustment shall have become effective), and at such time as a Holder of the Series A Convertible Preference Shares deposits Series A Convertible Preference Shares for conversion, the rights of such optional converting Holder of Series A Convertible Preference Shares shall cease; provided, however, that in the event the written notice does not designate a Person in whose name the Ordinary Shares are to be issued upon such conversion, or in the event a Holder does not submit a Conversion Notice upon a Mandatory Conversion designating another Person in whose name the Ordinary Shares are to be issued upon such Mandatory Conversion, the Company shall be entitled to register such Ordinary Shares in the name of the Holder of Series A Convertible Preference Shares being converted as shown in the Register.

(b) The Company shall deliver the Ordinary Shares (and cash in lieu of any fractional Ordinary Share), (i) in the case of a Mandatory Conversion, on the closing date of the Qualified IPO and (ii) otherwise, on the third Business Day following the Conversion Date.

(c) The Company will not issue fractional Ordinary Shares and instead shall pay cash in lieu of any fractional Ordinary Share based on (i) in the case of a Mandatory Conversion, the public offering price in the Qualified IPO and (ii) otherwise, the Closing Price of the Ordinary Shares on the Conversion Date. The Company’s ability to pay cash in lieu of any fractional Ordinary Shares is subject to the terms of the Senior Facilities.

(d) Upon conversion, the Holders of Series A Convertible Preference Shares shall, to the extent they receive any Ordinary Shares upon conversion, also receive (to the same extent as other holders of the Ordinary Shares) any issuance or distribution of preference shares, or any other securities or rights, made to the holders of Ordinary Shares by the Board of Directors or the Company pursuant to any anti-takeover provisions in the Memorandum and Articles of Association, whether or not such securities or rights were issued or distributed prior to conversion.

Section 10. Adjustments to the Conversion Rate. (a) The Conversion Rate shall be subject to adjustment (the “Anti-dilution Adjustment”) in the circumstances described below:

(i) Share Dividends, Free Distributions of Shares, Splits or Recombinations. If the Company shall (x) issue Ordinary Shares as a dividend on Ordinary Shares, (y) make a free distribution of Ordinary Shares which is treated as a capitalization issue for accounting purposes (including, but not limited to, capitalization of retained earnings or capital reserves and excluding grants pursuant to the Company’s equity incentive plans), or (z) effect an Ordinary Share split or combination, then the Conversion Rate in effect on the record date for the dividend and/or distribution shall be adjusted in accordance with the following formula:

NCR =	OCR x n N

where:

NCR = the Conversion Rate after such adjustment.

OCR = the Conversion Rate before such adjustment.

N	=	the number of Ordinary Shares outstanding on the record date for such dividend and/or distribution prior to such dividend or distribution, or the effective date of such Ordinary Share split or combination, as the case may be.

n	=	the number of Ordinary Shares outstanding on the record date for such dividend and/or distribution after giving effect to such dividend or distribution, or the effective date of such Ordinary Share split or combination after giving effect to such Ordinary Share split or combination, as the case may be.

Any adjustment made pursuant to this Section 10(a)(i) shall become effective on the record date for such dividend or distribution or the effective date of such Ordinary Share split or combination, as the case may be; provided, that in the case of a dividend of Ordinary Shares which is treated as a capitalization of retained earnings or capital reserves which must, under applicable Cayman Islands law, be submitted for approval to a general meeting of shareholders of the Company before being legally paid or made, and which is so approved after the record date for such dividend or distribution, such adjustment shall, immediately upon such approval being given by such meeting, become effective retroactively to such record date.

(ii) Warrants, Rights and Options Below Market Value. If the Company shall grant, issue or offer to all or substantially all of the holders of Ordinary Shares warrants, rights or options entitling them to subscribe for or purchase Ordinary Shares (which expression shall exclude such warrants, rights or options issued (i) pursuant to the Company’s equity incentive plans or (ii) in connection with one or more business combination transactions, provided that the aggregate number of Ordinary Shares and Ordinary Shares issuable upon exercise of warrants, rights or options issued in all such business combination transactions does not exceed in aggregate 3% of the Ordinary Shares outstanding as of the Issue Date when taken together with Ordinary Shares issued or issuable in connection with business combination transactions pursuant to the provisos in Section 10(a)(vi)(A) and Section 10(a)(vi)(C) below, if any), at a price per Ordinary Share (determined as provided in Section 10(a)(viii) below) which is fixed:

(1) on or prior to the record date for such grant, issue or offer and is less than the Market Value per Ordinary Share, (x) if the Ordinary Shares are not yet listed on a Stock Exchange, on such record date and (y) if the Ordinary Shares are listed on a Stock Exchange, over the applicable calculation period pursuant to Section 10(a)(ix)(2) ending on, and including, the Ex-Date; or

(2) after such record date and is less than the Market Value per Ordinary Share, (x) if the Ordinary Shares are not yet listed on a Stock Exchange, on the date the Company fixes the price and (y) if the Ordinary Shares are listed on a Stock Exchange, over the applicable calculation period pursuant to Section 10(a)(ix)(2) ending on, and including, the date the Company fixes the price, then the Conversion Rate in effect on such record date shall be adjusted in accordance with the following formula:

NCR = OCR x	(N + n) (N + v)

where:

NCR and OCR have the meanings ascribed thereto in Section 10(a)(i) above.

N	=	the number of Ordinary Shares outstanding at the Close of Business, in the case of (1) above, on such record date or, in the case of (2) above, on the date the Company fixes the price.

n	=	the number of Ordinary Shares issuable in connection with such warrants, rights or options.

v	=	the number of Ordinary Shares equal to the aggregate price payable (determined as provided in Section 10(a)(viii) below) to exercise such warrants, rights or options, divided by the Market Value per Ordinary Share specified in (1) or (2) above, as the case may be.

Any adjustment made pursuant to this Section 10(a)(ii) shall become effective (retroactively in the case of (2) above) on the record date for such grant, issue or offer. To the extent that such warrants, rights or options are not exercised prior to their expiration or Ordinary Shares are otherwise not delivered pursuant to such warrants, rights or options upon the exercise of such warrants, rights or options, the Conversion Rate shall be readjusted to the Conversion Rate that would be then in effect had the adjustment made upon the issuance of such warrants, rights or options been made on the basis of the delivery of only the number of Ordinary Shares actually delivered.

If, prior to an initial public offering, a transaction occurs that would result in an adjustment pursuant to both this Section 10(a)(ii) and Section 10(a)(vi)(A), the adjustment shall be calculated pursuant to Section 10(a)(vi)(A).

(iii) Distributions of Assets other than Cash, etc. (A) If the Company or any Subsidiary of the Company shall distribute to all or substantially all of the holders of Ordinary Shares, any shares of Share Capital of, or similar equity interest in, the Company or a subsidiary or other business unit of the Company other than Share Capital of, or a similar equity interest in, a subsidiary or other business unit of the Company which shall be adjusted pursuant to Section 10(a)(iii)(B) below, evidences of its indebtedness or other assets of the Company other than cash distributions which shall be adjusted pursuant to Section 10(a)(iv) below, or rights, options or warrants to subscribe for or purchase any Share Capital of the Company (other than Ordinary Shares), then the Conversion Rate in effect on the record date for such distribution shall be adjusted in accordance with the following formula:

NCR = OCR x	M (M – fmv)

where:

NCR and OCR have the meanings ascribed thereto in Section 10(a)(i) above.

M	=	the Market Value per Ordinary Share (x) if the Ordinary Shares are not yet listed on a Stock Exchange, on such record date for such distribution and (y) if the Ordinary Shares are listed on a Stock Exchange, over the applicable calculation period pursuant to Section 10(a)(ix)(2) ending on, and including, such Ex-Date for such distribution.

fmv	=	the fair market value (as determined by an independent and internationally recognized valuation expert selected by the Company at the expense of the Company) of the portion of Share Capital, or a similar equity interest in, the Company or a subsidiary or other business unit of the Company other than Ordinary Shares, evidences of indebtedness or other assets or rights, options or warrants to subscribe for or purchase any Share Capital of the Company (other than Ordinary Shares) so distributed applicable to one Ordinary Share less any consideration payable for the same by the relevant holder of Ordinary Shares.

Any adjustment made pursuant to this Section 10(a)(iii)(A) shall become effective on the record date for such distribution.

If such distribution is not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such distribution, to be the Conversion Rate which would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “fmv” is equal to or greater than “M”, in lieu of the foregoing adjustment, provision shall be made for each Holder of a Series A Convertible Preference Share to receive, for each Series A Convertible Preference Share, at the same time and upon the same terms as holders of the Ordinary Shares, the amount of cash that such Holder of Series A Convertible Preference Shares would have received as if such Holder of Series A Convertible Preference Shares owned a number of Ordinary Shares equal to the Conversion Rate in effect on the record date for such distribution.

(B) Spin-Offs. If the transaction that gives rise to an adjustment is one pursuant to which the payment of a dividend or other distribution on Ordinary Shares consists of shares of Share Capital of, or similar equity interests in, a subsidiary or other business unit of the Company, (a “Spin-Off”) that are, or, when issued, will be, listed on a Stock Exchange, then the Conversion Rate in effect on the record date for such dividend or distribution shall be adjusted in accordance with the following formula:

NCR = OCR x	( fmv + M) M

where,

NCR and OCR have the meanings ascribed thereto in Section 10(a)(i) above.

M	=	the Market Value per Ordinary Share (x) if the Ordinary Shares are not yet listed on a Stock Exchange, on the last day of the 20 consecutive Trading Day period included in the calculation of fmv below and (y) if the Ordinary Shares are listed on a Stock Exchange, over the applicable calculation period pursuant to Section 10(a)(ix)(2) commencing on, and including, the Ex- Date for the Spin-Off.

fmv	=	the average of the Closing Prices for such Share Capital or similar equity interests on the applicable Stock Exchange distributed to holders of Ordinary Shares applicable to one Ordinary Share for the 20 consecutive Trading Day period commencing on, and including, the Ex-Date for the Spin-Off.

Any adjustment made pursuant to this Section 10(a)(iii)(B) shall become effective on the last Trading Day of the 20 consecutive Trading Day period commencing on, and including, the Ex-Date for the Spin-Off; provided, that, for purposes of determining the Conversion Rate, in respect of any conversion during the 20 consecutive Trading Days commencing on, and including, the Ex-Date for the Spin-Off, references within the portion of this Section 10(a)(iii)(B) to 20 consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed between the beginning of the 20 consecutive Trading Day period and the relevant Conversion Date.

(iv) Distributions of Cash. If the Company shall, by dividend or otherwise, distribute cash to all or substantially all holders of Ordinary Shares, then the Conversion Rate in effect on the record date for such dividend shall be adjusted in accordance with the following formula:

NCR = OCR x	M (M – C)

where:

NCR and OCR have the meanings ascribed thereto in Section 10(a)(i) above.

M	=	the Market Value per Ordinary Share (x) if the Ordinary Shares are not yet listed on a Stock Exchange, on the record date for such cash distribution and (y) if the Ordinary Shares are listed on a Stock Exchange, over the applicable calculation period pursuant to Section 10(a)(ix)(2) ending on, and including, the Ex-Date for such cash distribution.

C	=	the amount of cash so distributed applicable to one Ordinary Share.

Any adjustment made pursuant to this Section 10(a)(iv) shall become effective on the record date for such cash distribution.

If such cash dividend or distribution is not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to be the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” is equal to or greater than “M”, in lieu of the foregoing adjustment, provision shall be made for each Holder of a Series A Convertible Preference Share to receive, for each Series A Convertible Preference Share, at the same time and upon the same terms as holders of the Ordinary Shares, the amount of cash that such Holder of Series A Convertible Preference Shares would have received as if such Holder of Series A Convertible Preference Shares owned a number of Ordinary Shares equal to the Conversion Rate in effect on the record date for such cash distribution.

(v) Tender Offers. If the Company or any Subsidiary of the Company makes a payment in respect of a tender offer or exchange offer for all or any portion of the Ordinary Shares and the cash and other consideration (the fair market value of which is determined by an independent and internationally recognized valuation expert selected by the Company at the expense of the Company) included in such payment per Ordinary Share exceeds the Market Value per Ordinary Share (x) if the Ordinary Shares are not yet listed on a Stock Exchange, on the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Date”) and (y) if the Ordinary Shares are listed in a Stock Exchange, over the applicable calculation period pursuant to Section 10(a)(ix)(2) commencing on, and including, the Expiration Date, the Conversion Rate shall be adjusted in accordance with the following formula:

NCR = OCR x	a + (n x M) N x M

where:

NCR and OCR have the meanings ascribed thereto in Section 10(a)(i) above.

N	=	the number of Ordinary Shares outstanding immediately prior to the Expiration Date (prior to giving effect to such tender offer or exchange offer).

M	=	Market Value per Ordinary Share, (x) if the Ordinary Shares are not yet listed on a Stock Exchange, on the Expiration Date and (y) if the Ordinary Shares are listed on a Stock Exchange, over the applicable calculation period pursuant to Section 10(a)(ix)(2) commencing on, and including, the Expiration Date.

a	=	the fair market value (as determined by an independent and internationally recognized valuation expert selected by the Company at the expense of the Company) of the aggregate consideration payable to the holders of Ordinary Shares for all Ordinary Shares validly tendered or exchanged and not withdrawn as of the Expiration Date.

n	=	the number of Ordinary Shares outstanding immediately after the Expiration Date (after giving effect to such tender offer or exchange offer).

Any adjustment made pursuant to this Section 10(a)(v) shall become retroactively effective immediately prior to the Open of Business on the day following the Expiration Date.

If the Company or any Subsidiary of the Company is obligated to purchase Ordinary Shares pursuant to any such tender or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such tender or exchange offer had not been made.

(vi) (A) Equity and Equity-Linked Issuances Below Conversion Price Pre-Initial Public Offering. If the Company shall issue Ordinary Shares (other than Ordinary Shares based on any of the circumstances described in the preceding subsections) or the Company or any Subsidiary of the Company shall issue any securities (including, but not limited to, debt securities, preference shares, warrants, rights and options but excluding Ordinary Shares and warrants, rights or options issued (i) pursuant to the Company’s equity incentive plans or (ii) in connection with one or more business combination transactions, provided that the aggregate number of Ordinary Shares and Ordinary Shares issuable upon exercise of warrants, rights or options issued in all such business combination transactions does not exceed in aggregate 3% of the Ordinary Shares outstanding as of the Issue Date when taken together with Ordinary Shares issued or issuable in connection with business combination transactions pursuant to the provisos in Section 10(a)(ii) above and Section 10(a)(vi)(C) below, if any), initially convertible into or exchangeable or exercisable for Ordinary Shares, in either case prior to an initial public offering at a price per Ordinary Share less than the Conversion Price in effect on the date of issuance of such Ordinary Shares or convertible or exchangeable or exercisable securities, the Conversion Rate in effect immediately prior to the date of issuance of such Ordinary Shares or convertible or exchangeable or exercisable securities shall be adjusted in accordance with the following formula:

NCR =	(COS + NOS) x lp (LP + P)

where:

NCR has the meaning ascribed thereto in Section 10(a)(i) above.

COS	=	the maximum number of Ordinary Shares issuable upon conversion of the Series A Convertible Preference Shares.

NOS	=	the maximum number of Ordinary Shares issued or issuable upon conversion, exchange or exercise of the securities issued in the transaction triggering such adjustment.

LP	=	the aggregate Liquidation Preference of the outstanding Series A Convertible Preference Shares as of the date of adjustment.

P	=	the gross proceeds (in U.S. Dollars or the U.S. Dollar equivalent thereof) received by the Company from the issuance of the Ordinary Shares or the convertible, exchangeable or exercisable securities in the transaction triggering such adjustment.

lp	=	the Liquidation Preference per Series A Convertible Preference Share as of the date of adjustment.

Such adjustment shall become effective on the date of issuance of such Ordinary Shares or equity-linked securities.

No adjustment pursuant to this Section 10(a)(vi)(A) shall be made if it results in a decrease in the Conversion Rate. For the avoidance of doubt, this Section 10(a)(vi)(A) shall cease to apply immediately prior to the pricing of an initial public offering. Furthermore, no adjustment pursuant to this Section 10(a)(vi)(A) shall be made with respect to the issuance of Ordinary Shares to be issued substantially concurrently with the Series A Convertible Preference Shares.

If, prior to an initial public offering, a transaction occurs that would result in an adjustment pursuant to both Section 10(a)(ii) and this Section 10(a)(vi)(A), the adjustment shall be calculated pursuant to this Section 10(a)(vi)(A).

(B) Modification of Rights of Conversion Pre-Initial Public Offering. Prior to an initial public offering, if and whenever there shall be any modification of the rights of conversion, exchange or exercise attaching to any securities (including, but not limited to, debt securities, preference shares, warrants, rights and options, if any, but excluding securities issued under the Company’s equity incentive plans), convertible into or exchangeable or exercisable for Ordinary Shares (including any such modification that occurs in accordance with the terms of such securities) resulting in the conversion, exchange or exercise price per Ordinary Share being reduced from a dollar amount that is (1) greater than or equal to the Conversion Price in effect on the date of the announcement of the proposal of such modification to a dollar amount that is less than such Conversion Price or (2) less than the Conversion Price in effect on the date of the announcement of the proposal of such modification to a lower dollar amount, the Conversion Rate in effect immediately prior to the date of the modification shall be adjusted in accordance with the following fraction:

NCR = OCR x	(1 + (NOS – Base) N	)

where:

NCR and OCR have the meanings ascribed thereto in Section 10(a)(i) above.

NOS = the maximum number of Ordinary Shares issuable upon conversion, exchange or exercise of the securities after modification;

Base= the maximum number of Ordinary Shares issuable upon conversion, exchange or exercise of the securities prior to modification calculated using the lower of (i) the Conversion Price and (ii) the conversion, exchange or exercise price per Ordinary Share set forth in the modified securities prior to modification; and

N= the number of Ordinary Shares outstanding on the date of the announcement of the proposal of such modification.

Such adjustment shall become effective on the date of the modification. No adjustment pursuant to this Section 10(a)(vi)(B) shall be made if it results in a decrease in the Conversion Rate. For the avoidance of doubt, this Section 10(a)(vi)(B) shall cease to apply immediately prior to the pricing of an initial public offering. Furthermore, no adjustment pursuant to this Section 10(a)(vi)(B) shall be made if an adjustment for such modification is also made under another provision of this Section 10.

(C) Equity Issuances Below Market Value Post-Non-Qualified IPO. If the Company shall issue, after any Non-Qualified IPO, any Ordinary Shares (other than Ordinary Shares based on any of the circumstances described in the preceding subsections), but excluding Ordinary Shares issued (i) pursuant to the Company’s equity incentive plans, (ii) in connection with one or more business combination transactions, provided that the aggregate number of Ordinary Shares issued in all such business combination transactions does not exceed in aggregate 3% of the Ordinary Shares outstanding as of the Issue Date when taken together with Ordinary Shares issued or issuable in connection with business combination transactions pursuant to the provisos in Section 10(a)(ii) and Section 10(a)(vi)(A) above, (iii) on the conversion of any Preference Shares, or (iv) upon the conversion, exchange or exercise of any other securities outstanding on the Issue Date or for which an anti- dilution adjustments has previously been made at the time of issuance of such convertible, exchangeable or exercisable security, if any, at a price per Ordinary Share which is less than 95% of the Market Value per Ordinary Share as of the date of announcement of the terms of such issuance (where the Market Value is calculated over the applicable calculation period pursuant to Section 10(a)(ix) ending on, and including, the Trading Day immediately preceding the date of such announcement), the Conversion Rate in effect immediately prior to such issuance of Ordinary Shares shall be adjusted in accordance with the following formula:

NCR = OCR x	n
(N + v)

where:

NCR and OCR have the meanings ascribed thereto in subsection (i) above.

n = the number of Ordinary Shares outstanding immediately after the issuance of such additional Ordinary Shares.

N = the number of Ordinary Shares outstanding immediately before the issuance of such additional Ordinary Shares.

v = the number of Ordinary Shares which the aggregate consideration receivable for the issuance of such additional Ordinary Shares would purchase at such Market Value per Ordinary Share.

Such adjustment shall become effective on the date of issuance of such additional Ordinary Shares.

No adjustment pursuant to this Section 10(a)(vi)(C) shall be made if it results in a decrease in the Conversion Rate.

(vii) Increase in Liquidation Preference as a Result of Failure to Pay Dividends. If on any Dividend Payment Date the Liquidation Preference of the Series A Convertible Preference Shares is increased as a result of the non-payment of accrued and unpaid dividends, the Conversion Rate in effect immediately prior to the increase in the Liquidation Preference shall be adjusted to equal the adjusted Liquidation Preference divided by the Conversion Price in effect immediately prior to such increase in the Liquidation Preference; provided, that, if the adjusted Liquidation Preference is decreased on the immediately succeeding Dividend Payment Date as a result of the payment of dividends as provided under Section 3(c), the Conversion Rate shall be readjusted as if such increase in the Liquidation Preference as a result of the non-payment of accrued and unpaid dividends had not occurred.

(viii) Bases and Assumptions. For the purposes of any calculation of the consideration receivable or payable by the Company pursuant to this section, the following provisions shall be applicable:

A. in the case of the issue of Ordinary Shares for cash, the consideration shall be the amount of such cash, provided, that in no such case shall any deduction be made for any commissions or any expenses paid or incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

B. in the case of the issue of Ordinary Shares for a consideration in whole or in part other than cash, unless otherwise specified, the consideration other than cash shall be deemed to be the fair market value thereof as determined by an independent and internationally recognized valuation expert selected by the Company at the expense of the Company or, if pursuant to applicable Cayman Islands law such determination is to be made by application to a court of competent jurisdiction, as determined by such court or an appraiser appointed by such court, irrespective of the accounting treatment thereof;

C. in the case of the issue (whether initially or upon the exercise of warrants, rights or options) of securities convertible into or exchangeable or exercisable for Ordinary Shares, the aggregate consideration receivable by the Company shall be deemed to be the consideration received by the Company for such securities and (if applicable) warrants, rights or options plus the additional consideration (if any) to be received by the Company upon (and assuming) the conversion, exchange or exercise of such securities at the initial conversion, exchange or exercise price or rate and (if applicable) the exercise of such warrants, rights or options at the initial purchase price (the consideration in each case to be determined in the same manner as provided in paragraphs (A) and (B) above) and the consideration per Ordinary Share receivable by the Company shall be such aggregate consideration divided by the number of Ordinary Shares to be issued upon (and assuming) such conversion, exchange or exercise at the initial conversion, exchange or exercise price or rate and (if applicable) the exercise of such warrants, rights or options at the initial purchase price; and

D. if any of the consideration referred to in any of the preceding paragraphs of this Section 10(a)(viii) is receivable or payable in a currency other than U.S. Dollars, such consideration shall, in any case where there is a fixed rate of exchange between the U.S. Dollar and the relevant currency for the purposes of the issue of the Ordinary Shares, the conversion, exchange or exercise of such securities or the exercise of such warrants, rights or options, be translated into U.S. Dollars for the purposes of this Section 10(a)(viii) at such fixed rate of exchange and shall, in all other cases, be translated into, U.S. Dollars at the mean of the exchange rate quotations by a leading bank in the U.S. for buying and selling spot units of the relevant currency by telegraphic transfer against U.S. Dollars on the date as of which such consideration is required to be calculated as aforesaid.

(ix)	“Market Value” means:

(1)	in the case of Ordinary Shares which are not yet listed on a Stock Exchange, the market value determined by an independent and internationally recognized valuation expert selected by the Company at the expense of the Company;

(2)	in the case of Ordinary Shares which are listed on a Stock Exchange, the average of the Closing Prices of the Ordinary Shares over the 20 consecutive Trading Day period commencing or ending, as applicable, on the specified date in the applicable provision of this Section 10(a) or Section 4(a);

(3)	in the case of Share Capital (other than Ordinary Shares) which is listed on a Selected Exchange, the average of the Closing Prices of such Share Capital (other than Ordinary Shares) over the 20 consecutive Trading Day period commencing or ending, as applicable, on the specified date in the applicable provision of this Section 10(a); and

(4)	in the case the market value cannot be determined pursuant to the procedures above, the market value determined by an independent and internationally recognized valuation expert selected by the Company at the expense of the Company.

(b) Provisions Applicable to All Adjustments of Conversion Rate.

(i)	All calculations relating to adjustments of the Conversion Rate shall be made to the 1/10,000th of an Ordinary Share.

(ii)	Unless otherwise specified, all adjustments of the Conversion Rate shall become effective immediately after the Close of Business on the applicable Ex-Date, record date or effective date, as the case may be.

(iii)	Whenever any adjustment requires the calculation of Closing Price, fair market value or Market Value over, or based on, a span of multiple days, the Company shall make appropriate adjustments to each calculation or account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the applicable Ex-Date, record date, effective date or Expiration Date of the event occurs at any time during the period when such Closing Price, fair market value or Market Value is being calculated.

(iv)	In the event the Conversion Rate is adjusted, the Company shall provide a notice to each Holder by e-mail or facsimile of such adjustment within ten Business Days of the effective date of such adjustment.

Section 11. Reservation of Ordinary Shares Issuable upon Conversion; Listing.

(a) The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Series A Convertible Preference Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all the outstanding Series A Convertible Preference Shares. For purposes of this Section 11(a) only, the number of Ordinary Shares that shall be deliverable upon the conversion of all outstanding Series A Convertible Preference Shares shall be computed as if at the time of computation all such outstanding Series A Convertible Preference Shares were held by a single Holder.

(b) All Ordinary Shares delivered upon conversion of the Series A Convertible Preference Shares shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series A Convertible Preference Shares, the Company shall use its reasonable best efforts to validly exempt or otherwise comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any Governmental Authority.

(d) If at any time the Ordinary Shares shall be listed on any securities exchange, the Company shall cause the Ordinary Shares issuable upon conversion of the Series A Convertible Preference Shares to be listed on each securities exchange on which the Ordinary Shares are listed.

Section 12. Recapitalizations or Reclassifications of the Ordinary Shares.

In the event of:

(a)	any reorganization, consolidation or merger of the Company with or into another Person in any transaction or series of related transactions pursuant to which the Ordinary Shares will be converted into or exchanged for other securities or other property or assets (including cash or any combination thereof) of the Company or another Person;

(b)	any sale, transfer, conveyance, lease or other disposition of all or substantially of the assets of the Company and its Subsidiaries, taken as a whole, to another Person in any transaction or series of related transactions pursuant to which the Ordinary Shares will be converted into or exchanged for other securities or other property or assets (including cash or any combination thereof); or

(c)	any reclassification of the Ordinary Shares into securities other than the Ordinary Shares,

each of which is referred to as a “Reorganization Event,” each of the Series A Convertible Preference Shares outstanding immediately prior to such Reorganization Event shall, without the consent of the Holders of the Series A Convertible Preference Shares, become convertible into the kind and amount of other securities or other property or assets (including cash or any combination thereof) that a holder of a number of Ordinary Shares equal to the Conversion Rate immediately prior to such Reorganization Event would have owned or been entitled to receive upon consummation of such Reorganization Event. In the event that holders of Ordinary Shares have the opportunity to elect the form of consideration to be received in such Reorganization Event, the consideration that the Holders of the Series A Convertible Preference Shares are entitled to receive upon conversion shall be deemed to be the kinds and amounts of consideration received by the holders of a majority of Ordinary Shares that affirmatively make or have affirmatively made an election.

Section 13. Fundamental Change Permits Holders to Require the Company to Repurchase Series A Convertible Preference Shares.

(a) Repurchase upon a Fundamental Change. Upon the occurrence of a Fundamental Change or, if all borrowings under the Senior Facilities have not been repaid in full upon the occurrence of a Fundamental Change, the date on which all borrowings under the Senior Facilities have been repaid in full, Holders shall have the right, at their option, to require the Company to repurchase for cash any or all of their Series A Convertible Preference Shares (the “Fundamental Change Repurchase Right”). The price the Company shall be required to pay (the “Fundamental Change Repurchase Price”) per Series A Convertible Preference Share shall be equal to the Liquidation Preference as of the Fundamental Change Repurchase Date plus an amount equal to accrued and unpaid dividends to, but not including, the Fundamental Change Repurchase Date.

(b) Fundamental Change Repurchase Procedures.

(i) On or before the fifth Business Day following the occurrence of a Fundamental Change or, if all borrowings under the Senior Facilities have not been repaid in full upon the occurrence of a Fundamental Change, the date on which all borrowings under the Senior Facilities have been repaid in full, the Company shall provide to all Holders and the Paying Agent a notice of the occurrence of the Fundamental Change and of the Fundamental Change Repurchase Right (the “Fundamental Change Notice”). The Fundamental Change Notice shall state, among other things:

(1)	the events causing a Fundamental Change;

(2)	the date of the Fundamental Change and, if applicable, the date following a Fundamental Change on which all borrowings under the Senior Facilities have been repaid in full;

(3)	the last date on which a Holder may exercise the Fundamental Change Repurchase Right;

(4)	the Fundamental Change Repurchase Price;

(5)	the Fundamental Change Repurchase Date;

(6)	if applicable, the Conversion Rate and any adjustments to the Conversion Rate;

(7)	if applicable, that the Series A Convertible Preference Shares with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of this Section 13;

(8)	the name and address of the Paying Agent and the Conversion Agent, if applicable; and

(9)	the procedures that Holders must follow to require the Company to repurchase their Series A Convertible Preference Shares.

(ii) To exercise the Fundamental Change Repurchase Right, prior to the Close of Business on the second Business Day immediately preceding the Fundamental Change Repurchase Date, Holders must deliver the Series A Convertible Preference Shares to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Fundamental Change Repurchase Notice” on the reverse side of the Series A Convertible Preference Shares duly completed, to the Paying Agent. Each Fundamental Change Repurchase Notice must state:

(1)	the certificate numbers of the Holder’s Series A Convertible Preference Shares to be delivered for repurchase;

(2)	the number of Series A Convertible Preference Shares to be repurchased; and

(3)	that the Series A Convertible Preference Shares are to be repurchased by the Company pursuant to this Section 13.

(iii) Holders may withdraw any Fundamental Change Repurchase Notice (in whole or in part) prior to the Close of Business on the second Business Day immediately preceding the Fundamental Change Repurchase Date by a written notice of withdrawal delivered to the Paying Agent. The notice of withdrawal shall state:

(1)	the certificate numbers of the withdrawn Series A Convertible Preference Shares;

(2)	the number of the withdrawn Series A Convertible Preference Shares; and

(3)	the number, if any, of Series A Convertible Preference Shares which remain subject to the Fundamental Change Notice.

(iv) Holders shall receive payment of the Fundamental Change Repurchase Price on the later of (x) the Fundamental Change Repurchase Date and (y) the delivery of the Series A Convertible Preference Shares to the Paying Agent. If on the Fundamental Change Repurchase Date the Paying Agent holds immediately available funds sufficient to pay the Fundamental Change Repurchase Price of the Series A Convertible Preference Shares for which Holders have surrendered and not withdrawn Fundamental Change Repurchase Notices on the Fundamental Change Repurchase Date, then:

(1)	the Series A Convertible Preference Shares tendered for repurchase and not withdrawn shall cease to be outstanding and dividends shall cease to accrue (whether or not the Series A Convertible Preference Shares are delivered to the Paying Agent); and

(2)	all other rights of the Holder with respect to the Series A Convertible Preference Shares tendered for repurchase and not withdrawn shall terminate (other than the right to receive the Fundamental Change Repurchase Price).

(v) In connection with any repurchase offer pursuant to a Fundamental Change Repurchase Notice, the Company shall, if required:

(i)	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

(ii)	file a Schedule TO or any other required schedule under the Exchange Act; and

(iii)	otherwise comply with all U.S. federal and state securities laws or other applicable laws in connection with any offer by the Company to repurchase the Series A Convertible Preference Shares;

in each case, so as to permit the rights and obligations under this Section 13 to be exercised in the time and in the manner specified in this Section 13.

Section 14. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, distributions to the shareholders of the Company shall be made in the following manner (after satisfaction of all creditors’ claims and claims that are preferred under the terms hereof or that may be preferred by law):

(a) Holders of Series A Convertible Preference Shares shall be entitled to receive, on a pari passu basis with each other and with any Parity Shares, prior and in preference to any distribution of the assets or surplus funds of the Company to the holders of Ordinary Shares and the holders of any other Junior Shares of the Company, by reason of their ownership of such shares, an amount equal to 100% of the Liquidation Preference per Series A Convertible Preference Share as of the liquidation date, plus an amount equal to any accrued but unpaid dividends thereon to, but not including, the liquidation date (the “Preference Amount”). If upon the occurrence of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the assets and funds available to be distributed among the Holders of Series A Convertible Preference Shares and holders of any Parity Shares shall be insufficient to permit the payment to the Holders of Series A Convertible Preference Shares of the full Preference Amount due to them and holders of Parity Shares of the full amounts due on such Parity Shares, then the entire assets and funds of the Company legally available for distribution to them shall be distributed among the Holders of Series A Convertible Preference Shares, on a pari passu basis with each other and with any Parity Shares, in proportion to the amount due on the Series A Convertible Preference Shares held by the Holders of Series A Convertible Preference Shares and the applicable amounts due on such Parity Shares.

(b) In the event that the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the fair market value of the assets to be distributed to the Holders of Series A Convertible Preference Shares shall be determined in good faith by the liquidator.

(i) Any securities not subject to an investment letter or similar restrictions on free marketability shall be valued as follows:

(1) If traded on a securities exchange, the fair market value shall be deemed to be the average of the security’s closing prices on such exchange over the 20 consecutive Trading Day period ending one day prior to the distribution;

(2) If actively traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid prices over the 20 consecutive Trading Day period ending three days prior to the distribution; and

(3) If there is no active public market, the fair market value shall be the fair market value thereof as determined in good faith by the liquidator.

(ii) The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the fair market value determined as above under Section 14(b)(i) to reflect the fair market value thereof as determined in good faith by the liquidator.

(iii) The Holders of Series A Convertible Preference Shares shall have the right to challenge any determination by the liquidator or the Board of Directors, as the case may be, of fair market value arrived at, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the liquidator or the Board of Directors, as the case may be, and the cost of such appraisal shall be borne by the Company, provided, that if the determination by the independent appraiser is no less favorable than the determination by the liquidator or the Board of Directors, the cost of such appraisal shall be borne by the challenging party.

(c) Holders of the Series A Convertible Preference Shares shall not be entitled to any other amounts from the Company after they have received their full Preference Amount.

Section 15. Voting Rights.

(a) The Series A Convertible Preference Shares shall have no voting rights, except as provided in this Section 15 or as required by applicable law or regulation or by the Memorandum and Articles of Association. Without the prior consent of the Holders of at least a majority of the then-outstanding Series A Convertible Preference Shares, voting as a single class, the Company shall not amend, modify, add, repeal or waive any provision of the terms of the Series A Convertible Preference Shares, other than (x) amendments or modifications to correct manifest typographical errors with respect to such terms or (y) amendments or modifications that are not adverse to the Holders; provided, however, the consent of the Holder of each outstanding Series A Convertible Preference Share affected thereby is required to:

(i)	alter the manner of calculation or rate of accrual of dividends (which, for the avoidance of doubt, shall include any increase in Liquidation Preference) on the Series A Convertible Preference Shares or change the time of payment of dividends on Series A Convertible Preference Shares;

(ii)	change the Mandatory Redemption Date of the Series A Convertible Preference Shares, reduce the Mandatory Redemption Price or make any change to the mandatory redemption provisions in a manner adverse to the Holders;

(iii)	reduce the Conversion Rate (including the Conversion Rate as adjusted in connection with a Change of Control) or make any change that adversely affects any terms with respect to conversion, other than as specifically provided under Section 6 and Section 10;

(iv)	reduce the Optional Redemption Price, or make any change to the optional redemption provisions in a manner adverse to the Holders;

(v)	reduce the Fundamental Change Repurchase Price or make any change to the Fundamental Change repurchase provisions in a manner adverse to the Holders;

(vi)	reduce the Liquidation Preference, other than as specifically provided under Section 3(c);

(vii)	reduce the Preference Amount;

(viii)	make any change that impairs the rights to bring suit or otherwise enforce any rights with respect to conversion, redemption or repurchase of, or other payment (which, for the avoidance of doubt, shall include any increase in Liquidation Preference) on or in respect of, the Series A Convertible Preference Shares;

(ix)	change the currency of any payment under the Series A Convertible Preference Shares;

(x)	amend or modify the terms of the Series A Convertible Preference Shares or the Memorandum and Articles of Association to impose, agree to or otherwise provide for any additional restrictions on transferability or resale on the Series A Convertible Preference Shares or Ordinary Shares issued on conversion, whether or not such transfer is prior to an initial public offering of Ordinary Shares (or depositary receipts or depositary shares representing Ordinary Shares) or on and after pricing date of such initial public offering); or

(xi)	change the provisions of this Section 15 or otherwise contained in the terms of the Series A Convertible Preference Shares that relate to the vote required to amend or modify terms of the Series A Convertible Preference Shares.

(b) The rules and procedures for calling and conducting any meeting or vote of the Holders (including, without limitation, the fixing of a record date in connection therewith, if required), the obtaining of written consents, the tabulation of votes or consents and any other aspect or matter with regard to such a meeting, vote or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its reasonable discretion, may adopt from time to time, all of which rules and procedures shall conform to the requirements of the Memorandum and Articles of Association and applicable law.

Section 16. Additional Amounts. (a) All payments of dividends, the Mandatory Redemption Price, the Optional Redemption Price, the Fundamental Change Repurchase Price, the Preference Amount and other amounts on the Series A Convertible Preference Shares, including, but not limited to, cash in lieu of fractional Ordinary Shares, and all deliveries of Ordinary Shares made on conversion of the Series A Convertible Preference Shares shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or other governmental charges (“Taxes”) imposed, levied, collected, withheld or assessed by or within the Cayman Islands, People’s Republic of China or any other jurisdiction in which the Company is organized or resident for tax purposes or from which any payment on the Series A Convertible Preference Shares is made (or any political subdivision or Taxing Authority thereof or therein), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, the Company shall pay such additional amounts on the Series A Convertible Preference Shares (all such additional amounts being referred to herein as “Additional Amounts”) as will result in receipt by the Holder of each Series A Convertible Preference Share of such amounts as would have been received by such Holder had no such withholding or deduction been required, except that no Additional Amounts shall be payable for or on account of:

(i)	any Taxes that would not have been imposed but for:

(1) the existence of any present or former connection between the Holder of such Series A Convertible Preference Share and the Cayman Islands, People’s Republic of China or any other jurisdiction in which the Company is organized or resident for tax purposes, other than merely holding such Series A Convertible Preference Share, including such Holder being or having been a national, domiciliary or resident of or treated as a resident thereof or being or having been present or engaged in a trade or business therein or having had a permanent establishment therein; or

(2) the presentation of such Series A Convertible Preference Share (if presentation is required) more than 30 calendar days after the later of the date on which the payment of dividends, the Optional Redemption Price, the Mandatory Redemption Price, the Fundamental Change Repurchase Price, the Preference Amount and other amounts on such Series A Convertible Preference Share became due and payable pursuant to the terms thereof or the date that such payment was made or duly provided for, except to the extent that the Holder thereof would have been entitled to such Additional Amounts if it had presented such Series A Convertible Preference Share for payment on any date within such 30 calendar day period;

(ii)	any estate, inheritance, gift, sale, transfer, stamp, personal property or similar tax, assessment or other governmental charge; or

(iii)	any combination of Taxes referred to in the preceding subsections (A) and (B).

(b) The Company shall not pay Additional Amounts if the registered Holder is a fiduciary, partnership or Person other than the sole beneficial owner of any payment to the extent that the beneficiary, partner or settler with respect to such fiduciary, partnership or Person, or the beneficial owner of that payment, would not have been entitled to the Additional Amounts if it had been the registered Holder.

(c) Whenever there is mentioned in any context, (i) the payment of dividends, the Optional Redemption Price, the Mandatory Redemption Price, the Fundamental Change Repurchase Price, the Preference Amount and other amounts on any Series A Convertible Preference Share, or (ii) the delivery of Ordinary Shares or cash payments (if any) on conversion of any Series A Convertible Preference Share, such mention shall be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable with respect thereto.

(d) The Company’s ability to pay Additional Amounts is subject to the terms of the Senior Facilities.

Section 17. Merger, Amalgamation, Consolidation and Sale of Assets. The Company shall not merge or amalgamate with or into, consolidate with or convert into any Unrelated Person or, subject to the enforcement rights of secured creditors, sell, assign, transfer, lease or convey all or substantially all of the Company’s properties and assets into any Unrelated Person, unless:

(a)	the Series A Convertible Preference Shares are exchanged for or converted into and shall become preference shares of the successor corporation or limited liability company with substantially the same rights, powers, preferences and privileges as the Series A Convertible Preference Shares immediately prior to such merger, amalgamation, consolidation, conversion, sale, assignment, transfer, lease, or conveyance; and

(b)	the Company or that successor corporation or limited liability company is not, immediately after such merger, amalgamation, consolidation, conversion, sale, assignment, transfer, lease, or conveyance, in breach of any obligation under the Series A Convertible Preference Shares.

Section 18. Payment Restrictions. The Company shall not:

(a) amend or modify the Senior Facilities (including extend any scheduled final maturity date), other than in connection with a restructuring of such Senior Facilities as a result of Financial Distress of the Company; or

(b) refinance the Senior Facilities, or enter into any new credit facilities or other agreement, indenture, arrangement, commitment or other instrument,

in either case which would provide for, or result in, any provision that restricts or limits in any manner:

(i) the Company’s ability to make any required payments under the Series A Convertible Preference Shares including, but not limited to:

(1) the Mandatory Redemption Price of all then outstanding Series A Convertible Preference Shares in full on the Mandatory Redemption Date;

(2) dividends on Dividend Payment Dates;

(3) the Fundamental Change Repurchase Price of all Series A Convertible Preference Shares tendered for repurchase in full on the Fundamental Change Repurchase Date;

(4) Additional Amounts; and

(5) cash in lieu of fractional Ordinary Shares upon conversion, or

(ii) the Holders’ ability to bring and or enforce claims in respect of any such payments.

For the avoidance of doubt, in connection with (i) any amendment or modification of the Senior Facilities (including any extension of any scheduled final maturity date), other than in connection with a restructuring of such Senior Facilities as a result of Financial Distress of the Company, or (ii) any refinancing of the Senior Facilities, or entry into any new credit facilities or other agreement, indenture, arrangement, commitment or other instrument, the Company expects to amend, modify, replace or eliminate the “Permitted Company Securities Term Sheet” referenced in the Senior Facilities.

Section 19. Financial Information

(a) Covenant with Respect to Financial Information.

(i) So long as any Series A Convertible Preference Shares are outstanding but only until the Company closes an initial public offering, if applicable, the Company shall furnish to Holders entitled to financial information pursuant to Section 19(b), the following:

(1) audited annual financial statements of the Company and its Subsidiaries for each fiscal year, within 120 days of the end of each fiscal year, but in no event earlier than the Business Day immediately succeeding the day on which Yahoo! makes publicly available the Company’s financial information as of and for the applicable period; and

(2) unaudited quarterly financial statements of the Company and its Subsidiaries for the first three quarterly periods of each fiscal year, within 90 days of the end of each such period, but in no event earlier than the Business Day immediately succeeding the day on which Yahoo! makes publicly available the Company’s financial information as of and for the applicable period, and in each case including applicable comparable prior periods and pro forma information (if applicable and available), and, with respect to the annual financial statements only, a report on the annual financial statements by the Company’s certified independent public accountants (all of the foregoing financial information to be prepared in accordance with U.S. GAAP or IFRS).

(ii) The Company shall make available such financial statements to any such Holder entitled to financial information pursuant to Section 19(b) by posting such financial statements on Intralinks or any comparable password protected online data system.

(iii) Any Holder that receives any financial information must agree to (i) treat all such financial information as confidential and agree that such financial information may constitute material non-public information regarding the Company, (ii) not use such financial information for any purpose other than evaluating their investment in the Series A Convertible Preference Shares and (iii) not publicly disclose any such financial information.

(b) Holders Entitled to Financial Information.

(i) Holders who are entitled to the financial information described in Section 19(a)(i) above include only the following:

(1) any Holder of at least US$50 million aggregate Liquidation Preference of Series A Convertible Preference Shares (or the number of Ordinary Shares issued upon conversion of at least US$50 million aggregate Liquidation Preference of Series A Convertible Preference Shares) that is not any of (i) a competitor, (ii) a member of a competitor’s board of directors, or (iii) an investor that holds 5.0% or more, in aggregate, of the common equity or common equity issuable upon conversion, exchange or exercise of other securities of (A) a privately held competitor or (B) a publicly traded competitor where such 5.0% or more stake was acquired prior to the initial public offering of such competitor (and, in each case, the determination of whether an entity is a competitor shall be determined in the Company’s discretion);

(2) any Holder that received Preference Shares directly from the Company on the Issue Date; and

(3) any other Holder(s) with respect to which the Company consents to provide such financial information.

(ii) If a Holder holds Series A Convertible Preference Shares having less than US$50 million aggregate Liquidation Preference (or the number of Ordinary Shares issued upon conversion of at least US$50 million aggregate Liquidation Preference of Series A Convertible Preference Shares), such Holder shall not be entitled to receive any financial information with respect to the Company, except as provided in clause (2) or (3) above.

(iii) A Holder receiving the financial statement information described in this Section 19 may provide to any limited partner in or other equityholder of such Holder (i) the Company’s summary financial information consistent with the information disclosed in Yahoo!’s periodic public filings as of and for the applicable period and (ii) the name of the Company, the number or amount of securities of the Company held by the Holder, and the valuation attributed to such holdings by the Holder.

(iv) Any Holders who are entitled to the financial information described in this Section 19 but do not wish to receive it from time to time must provide the Company with written notice to such effect.

(v) The Company will not provide prospective buyers of the Series A Convertible Preference Shares or Ordinary Shares issued upon conversion, prior to their purchase of such shares, with financial or other information regarding the Company.

Section 20. Transferability. (a) Private Placement Legend. Each Series A Convertible Preference Share and Ordinary Share issued upon conversion of Series A Convertible Preference Shares (and all Series A Convertible Preference Shares or Ordinary Shares issued in exchange therefor or substitution therefor) shall bear the legend in substantially the following form, unless the Company determines otherwise in accordance with applicable law:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS AN “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501 UNDER THE SECURITIES ACT), OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES TO OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH SECURITY ONLY (A) TO ALIBABA GROUP HOLDING LIMITED, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) IN ONE OR MORE OFFSHORE TRANSACTIONS PURSUANT TO REGULATION S UNDER THE SECURITIES ACT TO PERSONS WHO ARE OUTSIDE THE UNITED STATES IN EACH CASE IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S UNDER THE SECURITIES ACT OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

In connection with a transfer pursuant to subsection (D), the transferee may be required to provide to the Company and/or the transfer agent an opinion of counsel, certifications and/or other information required by, and satisfactory to, the Company and/or transfer agent.

(b) Series A Convertible Preference Shares, and any Ordinary Shares issued upon conversion of the Series A Convertible Preference Shares, may be transferred upon their surrender at the office of the Transfer Agent, together with the form of transfer endorsed thereon (the “Form of Transfer”) duly completed and executed and any other evidence that the Transfer Agent may reasonably require. In the case of a transfer of only a portion of the Series A Convertible Preference Shares, or any Ordinary Shares issued upon conversion of the Series A Convertible Preference Shares, as applicable, represented by a certificate, a new certificate evidencing Series A Convertible Preference Shares, or Ordinary Shares issued upon conversion of the Series A Convertible Preference Shares, as applicable, shall be issued to the transferee in respect of the part transferred and a further new certificate evidencing Series A Convertible Preference Shares, and any Ordinary Shares issued upon conversion of the Series A Convertible Preference Shares, as applicable, in respect of the balance of the holding not transferred shall be issued to the transferor. The Form of Transfer shall be available at the office of the Transfer Agent.

(c) No Holder of Series A Convertible Preference Shares may require the transfer of Series A Convertible Preference Shares to be registered:

(i)	during the period of 15 calendar days preceding the Mandatory Redemption Date;

(ii)	after such Series A Convertible Preference Share has been selected by the Company for redemption and such Holder has been notified of such selection; or

(iii)	after such Holder of Series A Convertible Preference Shares has exercised its right of conversion.

(d) Transfers of Series A Convertible Preference Shares, and any Ordinary Shares issued upon conversion of the Series A Convertible Preference Shares, as applicable, will be effected without charge by or on behalf of the Company or the Transfer Agent, but only upon confirmation of payment (or the giving of such indemnity as the Transfer Agent may require in respect) of any tax or other governmental charges which may be imposed in relation thereto.

(e) The Company and Transfer Agent are authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of the restrictions contained in this Section 20.

Section 21. Delivery of New Certificates Evidencing Series A Convertible Preference Shares or Ordinary Shares Issued Upon Conversion or Partial Redemption; Book-Entry Delivery; Form. (a) The Series A Convertible Preference Shares will be issued in registered, certificated form (each a “Definitive Security”). Each new certificate evidencing Series A Convertible Preference Shares, or any Ordinary Shares issued upon conversion of the Series A Convertible Preference Shares, as applicable, shall be available for delivery upon receipt by the Transfer Agent at its office of the relevant certificate evidencing Series A Convertible Preference Shares, or any Ordinary Shares issued upon conversion of the Series A Convertible Preference Shares, as applicable, and the Form of Transfer. Delivery of the new certificate evidencing Series A Convertible Preference Shares, or any Ordinary Shares issued upon conversion of the Series A Convertible Preference Shares, as applicable, shall be made at the office of the Transfer Agent to whom the relevant certificate evidencing Series A Convertible Preference Shares, or any Ordinary Shares issued upon conversion of the Series A Convertible Preference Shares, as applicable, and the Form of Transfer shall have been surrendered or delivered or, at the option of the Holder making such delivery or surrender as aforesaid and as specified in the relevant Form of Transfer or otherwise in writing, be mailed by uninsured post at the risk of the Holder entitled to the new certificate evidencing Series A Convertible Preference Shares, or Ordinary Shares issued upon conversion of the Series A Convertible Preference Shares, as applicable, to such address as may be so specified, unless such Holder requests otherwise and pays in advance to the Paying Agent the costs of such other method of delivery and/or such insurance as it may specify.

(b) If certificates evidencing Series A Convertible Preference Shares, or any Ordinary Shares issued upon conversion of the Series A Convertible Preference Shares are lost, stolen or destroyed, the Company may require an affidavit certifying to such effect and, if requested, an agreement indemnifying the Company from any losses incurred in connection therewith, in each case, in form and substance reasonably satisfactory to the Company, from such Holder prior to paying amounts due thereon or issuing new certificates or other securities or other property or assets (including cash or any combination thereof) in respect thereof upon conversion, redemption or otherwise.

(c)(i) The Company may, at its option, issue Ordinary Shares issued upon conversion of the Series A Convertible Preference Shares in the form of one or more permanent global certificates representing Ordinary Shares in definitive, fully registered form with a global legend in substantially the form in Section 21(c)(ii) (each a “Global Security”). The Global Security may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided, that any such notation, legend or endorsement is in a form acceptable to the Company). The aggregate number of Ordinary Shares represented by each Global Security may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 21(c) shall apply to a Global Security deposited with or on behalf of the Depositary.

(ii) Global Security Legend. Each Global Security shall bear a legend in substantially the following form:

“THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF ALIBABA GROUP HOLDINGS LIMITED) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRANSFER AGENT MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 21 OF THE PREFERENCE SHARE TERMS CONTAINED IN THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF ALIBABA GROUP HOLDINGS LIMITED, (II) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 21 OF THE PREFERENCE SHARE TERMS CONTAINED IN OF THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF ALIBABA GROUP HOLDINGS LIMITED, (III) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRANSFER AGENT FOR CANCELLATION PURSUANT TO SECTION 21 OF THE PREFERENCE SHARE TERMS CONTAINED IN OF THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF ALIBABA GROUP HOLDINGS LIMITED AND (IV) THIS GLOBAL SECURITY MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) If, at the option of the Company, Ordinary Shares are issued in the form of a Global Security, the Company shall execute and the Registrar shall, in accordance with this Section 21(c), countersign and deliver one or more Global Security that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to the Depositary or pursuant to instructions received from the Depositary or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar.

(iv) Member of, or participants in, the Depositary (“Agent Members”) shall have no rights as holder of Ordinary Shares with respect to any Global Security held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary or under such Global Security, and the Depositary may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the absolute owner of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Security. The Depositary may grant proxies or otherwise authorize any Person to take any action that a holder of Ordinary Shares is entitled to take.

(v) Owners of beneficial interests in Global Security shall not be entitled to receive physical delivery of certificated Ordinary Shares, unless (1) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for the Global Security and the Company does not appoint a qualified replacement for the Depositary within 90 days, (2) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Company does not appoint a qualified replacement for the Depositary within 90 days or (3) the Company decides to discontinue the use of book-entry transfer through the Depositary. In any such case, the Global Security shall be exchanged in whole for the definitive Ordinary Shares in registered form, with the same terms and rights therein. Definitive Ordinary Shares shall be registered in the name or names of the Person or Persons specified by the Depositary written instrument to the Registrar.

(d)(i) An Officer shall sign any Definitive Security or Global Security for the Company, in accordance with the Company’s bylaws and applicable law, by manual or facsimile signature.

(ii) If an Officer whose signature is on a Definitive Security or Global Security no longer holds that office at the time the Registrar countersigned the Definitive Security or Global Security, the Definitive Security or Global Security, as applicable, shall be valid nevertheless.

(iii) A Definitive Security or Global Security shall not be valid until an authorized signatory of the Registrar manually countersigns the Definitive Security or Global Security, as applicable. Each Definitive Security or Global Security, as applicable shall be dated the date of its countersignature.

Section 22. Replacement Share Certificates. (a) If physical certificates are issued in respect of Series A Convertible Preference Shares, and any of the Series A Convertible Preference Share certificates shall be mutilated, lost, stolen or destroyed, the Company shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Convertible Preference Share certificate, or in lieu of and substitution for the Series A Convertible Preference Share certificate lost, stolen or destroyed, a new Series A Convertible Preference Share certificate of like tenor and representing an equivalent amount of Series A Convertible Preference Shares, but only upon receipt of evidence of such loss, theft or destruction of such Series A Convertible Preference Share certificate, which may include without an affidavit certifying to such effect and, if requested, an agreement indemnifying the Company from any losses incurred in connection therewith, in each case, in form and substance reasonably satisfactory to the Company, from such Holder prior to paying such amounts.

(b) If physical certificates are issued, the Company shall not be required to issue any certificates representing the Series A Convertible Preference Shares on or after any applicable Conversion Date. In place of the delivery of a replacement certificate following any applicable Conversion Date, the Registrar, upon delivery of the evidence and indemnity described in Section 22(a), shall deliver the Ordinary Shares pursuant to the terms of the Series A Convertible Preference Shares formerly evidenced by the certificate.

Section 23. Preemptive or Subscription Rights. The Holders of Series A Convertible Preference Shares shall not have any preemptive or subscription rights.

Section 24. Repurchase and Cancellation. The Company and its Affiliates may at any time purchase the Series A Convertible Preference Shares in the open market, or by tender offer or private agreement or otherwise at any price, without giving prior notice to Holders of Series A Convertible Preference Shares. Any Series A Convertible Preference Shares which are purchased by the Company and/or its Affiliates will be cancelled and shall revert to authorized and unissued preference shares, undesignated as to series and available for future issuance.

Section 25. Converted or Reacquired Shares. Series A Convertible Preference Shares that have been issued and converted or otherwise redeemed, repurchased or reacquired by the Company shall be cancelled and restored to the status of authorized and unissued preference shares, undesignated as to series and available for future issuance.

Section 26. Other Rights. The Series A Convertible Preference Shares shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof, other than as set forth herein or otherwise in the Memorandum and Articles of Association or as provided by applicable law.

Section 27. Currency. (a) All payments on, and distributions with respect to, the Series A Convertible Preference Shares shall be made in U.S. Dollars.

(b) For purposes of translating foreign currencies into U.S. Dollars in connection with the calculation of the aggregate offering size and public offering price in connection with a Qualified IPO determination, in such case as of the pricing date of the initial public offering, and Closing Price in connection with Section 4(a), translations into U.S. Dollars shall be made at the noon buying rate in The City of New York for cable transfers in the relevant currency per U.S. Dollar as certified for customs purposes by the Federal Reserve Bank of New York, or if the Federal Reserve Bank of New York does not provide such rate, at the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board (or any such successor publication). No representation is made that the U.S. Dollar amounts calculated using such exchange rate could have been or could be converted into U.S. Dollars at any particular rate or at all.

Section 28. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, except as otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms set forth herein) with postage prepaid, addressed:

(i) if to the Company, to its office at 26/F, Tower One, Times Square, c/o Alibaba Group Services Limited, 1 Matheson Street, Causeway Bay, Hong Kong (Attention: General Counsel) or to the Transfer Agent, to its office at 52/F International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong, or other agent of the Company designated as permitted herein,

(ii) if to any Holder of the Series A Convertible Preference Shares to such Holder at the address of such Holder as listed in the Register, or

(iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) Whenever any payment or other obligation hereunder is due on a day other than a Business Day, such payment shall be made (in the same nominal amount without any accrual of interest or other adjustment to the amount thereof), or obligation shall be performed, on the next succeeding Business Day.

Section 29. Definitions.

“Additional Amounts” shall have the meaning described in Section 16(a).

“Affiliate” means, with respect to any Person (the “Specified Person”):

(a)	any Person other than the Specified Person directly or indirectly controlling, controlled by or under direct or indirect common control with, the Specified Person; or

(b)	any Person who is a director or executive officer (A) of the Specified Person, (B) of any Subsidiary of such Specified Person, or (C) of any Person described in clause (a).

For purposes of this definition, the term “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent Members” shall have the meaning described in Section 21(c)(iv).

“Anti-dilution Adjustment” shall have the meaning described in Section 10(a).

“Board of Directors” shall have the meaning described in the introduction hereto.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Hong Kong (or, if otherwise, in the city where the Paying Agent is located or, if the Ordinary Shares are listed on a securities exchange, the city in which such securities exchange is located) are authorized by law to close or are otherwise not open for business.

“Change of Control” means:

(i)	the direct or indirect acquisition (except for transactions described in subsection (ii) below), whether in one transaction or a series of related transactions, by any Person (within the meaning of Sections 13(d) or 14(d) of the Exchange Act) or related Persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of (i) beneficial ownership (as defined in the Exchange Act) of 50% or more of the total outstanding voting power of all classes of the Company’s voting stock entitled to vote generally in the election of directors or (ii) the right to appoint and/or remove all or a majority of the directors (provided, however, that such related Persons constituting a group shall exclude acquisitions by the management of the Company (but only to the extent of the acquisitions by the management of the Company) (x) prior to an initial public offering and (y) following an initial public offering if the Ordinary Shares continue to be listed on a securities exchange following such transaction); for the purpose of this paragraph (i), “management of the Company” means Ma Yun and Joseph C. Tsai;

(ii)	the merger, consolidation, scheme of arrangement, amalgamation or statutory share exchange of the Company with or into an Unrelated Person, but excluding any such transaction pursuant to which the Persons that beneficially owned, directly or indirectly, the Company’s voting stock immediately prior to the transaction beneficially own, directly or indirectly, immediately after such transaction shares of the surviving, continuing or acquiring Person’s voting stock representing at least a majority of the total outstanding voting power of all classes of voting stock of the surviving, continuing or acquiring Person in substantially the same proportion vis-à-vis each other as such ownership immediately prior to such transaction; or

(iii)	the sale, assignment, transfer, lease, conveyance or disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to an Unrelated Person in one transaction or a series of related transactions.

“Change of Control Conversion Period” shall have the meaning described in Section 7(a).

“Close of Business” means 5:00 p.m., Hong Kong time.

“Closing Price” means, for any Trading Day,

(i)	with respect to the Ordinary Shares, the closing sale price of the Ordinary Shares on a Stock Exchange on such day or, if the Ordinary Shares are not yet listed on a Stock Exchange, the fair market value of the Ordinary Shares as determined by an independent and internationally recognized valuation expert selected by the Company at the expense of the Company; and

(ii)	with respect to Share Capital of the Company (other than Ordinary Shares), the closing bid price for such Share Capital (other than Ordinary Shares) on any securities exchange or quotation system selected by the Company (the “Selected Exchange”) on which shares of such Share Capital (other than Ordinary Shares) are traded or quoted on such day or, if such Share Capital (other than Ordinary Shares) are not yet listed for trading or quotation, the fair market value of such Share Capital (other than Ordinary Shares) as determined by an independent and internationally recognized valuation expert selected by the Company at the expense of the Company.

In the event that the Ordinary Shares are listed on a non-U.S. Dollar-based securities exchange, the Closing Price shall be translated into U.S. Dollars, in accordance with Section 27(b) for purposes of the above calculation.

“Company” shall have the meaning described in the introduction hereto.

“Conversion Agent” initially means Deutsche Bank AG, Hong Kong Branch acting in its capacity as conversion agent for the Series A Convertible Preference Shares, and its successors and assigns or any other conversion agent appointed by the Company, which shall be an internationally recognized financial institution.

“Conversion Date” shall mean the next Business Day following the Deposit Date applicable to a Series A Convertible Preference Share; provided, however, with a respect to Series A Convertible Preference Shares subject to Mandatory Conversion, the Conversion Date shall be the pricing date of the Qualified IPO.

“Conversion Notice” shall have the meaning described in Section 8(a).

“Conversion Premium” shall have the meaning described in Section 7(f).

“Conversion Price” means, on any date, the price at which the Ordinary Shares will be issued upon conversion, which will be equal to the quotient of the Liquidation Preference as of such date divided by the Conversion Rate. The Conversion Price shall initially equal US$18.50 per Ordinary Share. The term “Conversion Price” means, on any date, the Conversion Price in effect at such time.

“Conversion Rate” means the number of Ordinary Shares that will be issued upon the conversion of each Series A Convertible Preference Share, which shall initially be equal to 54.0541, subject to adjustment as provided under Section 10 and Section 7(f). The term “Conversion Rate” means, on any date, the Conversion Rate in effect at such time.

“Definitive Security” shall have the meaning described in Section 21(a).

“Depositary” means The Depository Trust Company or its nominee or any successor depositary appointed by the Company.

“Deposit Date” shall mean the date on which any Conversion Notice and certificate evidencing such Series A Convertible Preference Shares, together with any certificates and other documents as may be required under applicable law or that the Transfer Agent may otherwise reasonably require, are deposited with the Conversion Agent and the payments, if any, required to be paid by the Holder are made (including, but not limited to, any dividends to which such Holder is not entitled as described in Section 8(c) and any taxes described in Section 8(d)).

“Dividend Rate” means:

(i)	Prior to the second anniversary of the Issue Date, 2.0% per annum of the Liquidation Preference per Series A Convertible Preference Share as of the applicable Dividend Payment Date;

(ii)	commencing on the second anniversary of the Issue Date, the rate per annum of the Liquidation Preference per Series A Convertible Preference Share shall increase from 2.0% to 5.0% and shall remain at 5.0% until such Series A Convertible Preference Share is redeemed, converted or repurchased or the rate per annum of such Series A Convertible Preference Share is further increased as provided in (iii) below; and

(iii)	that in the event that the Company has restructured the Senior Facilities as a result of Financial Distress of the Company and, in accordance with the terms of such restructured facilities, the Company fails to pay the Mandatory Redemption Price of all then outstanding Series A Convertible Preference Shares in full on the Mandatory Redemption Date, on the Mandatory Redemption Date the rate per annum of the Liquidation Preference per Series A Convertible Preference Share shall increase to 8.0% and shall remain at 8.0% until such Series A Convertible Preference Share is redeemed, converted or repurchased.

“Dividend Payment Date” shall have the meaning described in Section 3(a)(i).

“Dividend Period” means each semi-annual period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period will commence on, and include, the Issue Date.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, or any successor statute.

“Ex-Date” means the first date on which Ordinary Shares (or depositary receipts or depositary shares representing Ordinary Shares) trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Ordinary Shares (or depositary receipts or depositary shares representing Ordinary Shares) on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Expiration Date” shall have the meaning described in Section 10(a)(v).

“Financial Distress” shall be deemed to exist if:

•	the Company reasonably believes that, as a result of a material adverse change in market conditions and/or the Company’s operating performance subsequent to the Issue Date, the Company will be unable to pay its debts as they become due during the applicable terms of the Senior Facilities and as a result, the Company must restructure the payment schedule thereunder; and

•	in the opinion of an independent, internationally recognized financial advisor retained by the Company, the Company will be unable to obtain debt or equity financing on commercially reasonable terms to repay the Senior Facilities.

“Form of Transfer” shall have the meaning described in Section 20(b).

“Fundamental Change” means:

(i)	a Change of Control; or

(ii)	a Termination of Trading.

“Fundamental Change Notice” shall have the meaning described in Section 13(b)(i).

“Fundamental Change Repurchase Date” means a date specified by the Company in the Fundamental Change Notice that is not less than 25 or more than 35 Business Days following the date of the Fundamental Change Notice.

“Fundamental Change Repurchase Notice” shall have the meaning described in Section 13(b)(ii).

“Fundamental Change Repurchase Price” shall have the meaning described in Section 13(a).

“Fundamental Change Repurchase Right” shall have the meaning described in Section 13(a).

“Global Security” shall have the meaning described in Section 21(b)(i).

“Governmental Authority” means any central, national, federal, state, prefectural, provincial or local government, any multinational quasigovernmental authority, any court, administrative, regulatory or other governmental agency, commission or authority, any nongovernmental self-regulatory agency, commission or authority, including stock exchanges and securities regulatory bodies, and any arbitration tribunal.

“Holder” means, at any time, a Person in whose name a Series A Convertible Preference Share is registered in the Register. The Holder shall be treated by the Company as the absolute owner of the Series A Convertible Preference Shares for the purpose of making payment and for all other purposes.

“Initial Liquidation Preference” means, with respect to each Series A Convertible Preference Share, US$1,000.

“Issue Date” means the date upon which the Series A Convertible Preference Shares are first issued by the Company.

“Junior Shares” shall have the meaning described in Section 2(a)(iii).

“Liquidation Preference” means, with respect to any Series A Convertible Preference Share at a given time, the Initial Liquidation Preference as adjusted from time to time to such time in accordance with the Memorandum and Articles of Association or the Preference Share Terms.

“Mandatory Conversion” shall have the meaning described in Section 5.

“Mandatory Redemption Date” means the fifth anniversary of the Issue Date, as may be extended pursuant to Section 4(d)(ii).

“Mandatory Redemption Price” shall have the meaning described in Section 4(d)(i).

“Market Value” shall have the meaning described in Section 10(a)(ix).

“Memorandum and Articles of Association” shall have the meaning described in the recitals hereto.

“Non-Qualified IPO” means any initial public offering of Ordinary Shares (or depositary receipts or depositary shares representing Ordinary Shares) that does not satisfy the definition of Qualified IPO.

“Officer” means the Chief Executive Officer, the Chairman, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, the Chief Legal Officer, or the Secretary of the Company.

“Open of Business” means 9:00 a.m., Hong Kong time.

“Optional Redemption Date” shall have the meaning described in Section 4(a).

“Optional Redemption Notice” shall have the meaning described in Section 4(b).

“Optional Redemption Price” shall have the meaning described in Section 4(a).

“Ordinary Shares” means the ordinary shares, par value US$0.000025 per share, of the Company, or any successor security issued in exchange therefor by way of merger, amalgamation, reorganization, reclassification, recapitalization or other similar transaction.

“Parity Shares” shall have the meaning described in Section 2(a)(ii).

“Paying Agent” means initially Deutsche Bank AG, Hong Kong Branch acting in its capacity as paying agent for the Series A Convertible Preference Shares, and its successors and assigns or any other paying agent appointed by the Company, which shall be an internationally recognized financial institution.

“Permitted Company Securities Term Sheet” shall have the meaning described in Section 18.

“Person” means any individual, corporation, company, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, nonprofit entity, Governmental Authority or any other legal entity.

“Preference Amount” shall have the meaning described in Section 14(a).

“Series A Convertible Preference Shares” shall have the meaning described in the recitals hereto.

“Preference Share Terms” means the provisions related to the Series A Convertible Preference Shares contained in this Annex B to the minutes of the Board Meeting Establishing and Approving the Designation, Preferences and Rights of Series A Convertible Preference Shares.

“Qualified IPO” means, on or after the one year anniversary of the Issue Date, a firm commitment underwritten public offering of Ordinary Shares (or depositary receipts or depositary shares representing such Ordinary Shares) involving the sale of Ordinary Shares (including either shares issued by the Company or shares sold by existing holders of Ordinary Shares or both) having, as of the pricing date, an aggregate offering size of at least US$3 billion and a public offering price per Ordinary Share greater than or equal to 115% of the Conversion Price in effect on the pricing date of such offering, either:

(i)	in the United States pursuant to an effective registration statement under the Securities Act which results in the Ordinary Shares (or depositary receipts or depositary shares representing such Ordinary Shares) being listed on the New York Stock Exchange or the NASDAQ Stock Market; or

(ii)	in another jurisdiction which results in the Ordinary Shares (or depositary receipts or depositary shares representing such Ordinary Shares) being listed on the Hong Kong Stock Exchange or the London Stock Exchange.

For the avoidance of doubt, in the event the initial public offering is effected on more than one securities exchange, any Ordinary Shares (or depositary receipts or depositary shares representing such Ordinary Shares) sold or allocated with regard to trading on any securities exchange other than the New York Stock Exchange, the NASDAQ Stock Market, the Hong Kong Stock Exchange or the London Stock Exchange shall be excluded from the offering size calculation used to determine whether such offering constitutes a Qualified IPO. Ordinary Shares sold or allocated with regard to trading on the New York Stock Exchange, the NASDAQ Stock Market, the Hong Kong Stock Exchange and the London Stock Exchange shall be aggregated for purposes of calculating the offering size.

In the event that the Ordinary Shares are listed on a non-U.S. Dollar-based securities exchange, the aggregate offering size and the public offering price per Ordinary Share shall be translated into U.S. Dollars, as of the pricing date, in accordance with Section 27(b) for purposes of the above calculation.

“Register” means the register of members of the Company maintained in respect of the Series A Convertible Preference Shares by or on behalf of the Company.

“Regular Record Date” shall have the meaning described in Section 3(b).

“Reorganization Event” shall have the meaning described in Section 12.

“Senior Facilities” shall mean the senior secured credit facilities, dated as of May 18, 2012, June 18, 2012, August 23, 2012 and September 7, 2012, of the Company pursuant to which the Company has borrowed US$4 billion in aggregate (such senior secured credit facilities as in effect on the Issue Date; provided, however, that such term shall also include such senior secured credit facilities as extended in connection with a restructuring of any such facilities as a result of Financial Distress of the Company). US$2 billion of the borrowings under the Senior Facilities have a scheduled final maturity date of May 18, 2015 and the remaining US$2 billion will have a scheduled final maturity date of August 23, 2016. No portion of the Senior Facilities shall mature after August 23, 2016, other than any Senior Facilities that have been extended in connection with a restructuring of such Senior Facilities as a result of Financial Distress of the Company.

“Senior Shares” shall have the meaning described in Section 2(a)(i).

“Share Capital” means, with respect to any Person, any and all shares, ownership interests, participation or other equivalents (however designated), including all ordinary shares or common stock, as the case may be, and all preference shares or preferred stock, of such Person; provided, however, for the avoidance of doubt, Share Capital shall not include debt convertible into or exchangeable for Share Capital.

“Spin-Off” shall have the meaning described in Section 10(a)(iii)(B).

“Standstill Period” shall mean, with respect to any claim, the period beginning at the time the Series A Convertible Preference Shares give rise to such claim and ending on the date on which all borrowings under the Senior Facilities have been repaid in full.

“Stock Exchange” means:

(i)	with regard to a Qualified IPO, the New York Stock Exchange, the NASDAQ Stock Market, the Hong Kong Stock Exchange or the London Stock Exchange; and

(ii)	with regard to a Non-Qualified IPO, any recognized securities exchange on which the Ordinary Shares (or depositary receipts or depositary shares representing Ordinary Shares) trade.

“Subsidiary” means, with respect to any Person, any entity which is controlled or of which more than 50% of its Share Capital is owned directly or indirectly by such Person.

“Taxes” shall have the meaning described in Section 16(a).

“Taxing Authority” means any government or political subdivision or any authority or agency thereof, having the legal power and authority to levy a mandatorily payable charge, assessment or tax.

“Termination of Trading” means, following a Non-Qualified IPO, the Ordinary Shares (or depositary receipts or depositary shares representing Ordinary Shares) cease to be listed, or trading of the Ordinary Shares (or depositary receipts or depositary shares representing Ordinary Shares) is suspended for a period of more than 60 consecutive Trading Days on the applicable securities exchange.

“Trading Day” means:

(i)	with respect to the Ordinary Shares, a day when the Stock Exchange is open for business, provided, however, if no transaction price or closing bid and offered prices are reported by the Stock Exchange in respect of the Ordinary Shares for one or more Trading Days, such day or days will be disregarded in any relevant calculation and will be deemed not to have existed when ascertaining any period of consecutive Trading Days; and

(ii)	with respect to Share Capital of the Company (other than Ordinary Shares), a day on which the Selected Exchange is open for trading or quotation; provided, however, if no bid price is reported by the Selected Exchange in respect of such Share Capital (other than Ordinary Shares) for one or more Trading Days, such day or days will be disregarded in any relevant calculation and will be deemed not to have existed when ascertaining any period of consecutive Trading Days.

“Transfer Agent” initially means Deutsche Bank AG, Hong Kong Branch acting in its capacity as transfer agent and registrar for the Series A Convertible Preference Shares, and its successors and assigns or any other transfer agent and registrar appointed by the Company, which shall be an internationally recognized financial institution.

“Unrelated Person” means any Person that is not a wholly owned Subsidiary of the Company.

“Yahoo!” means Yahoo! Inc.

“Yahoo! Preference Shares” means Series A Mandatorily Redeemable Preference Shares.

Exhibit B

LEGEND ON PREFERENCE SHARES

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS AN “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501 UNDER THE SECURITIES ACT), OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES TO OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH SECURITY ONLY (A) TO ALIBABA GROUP HOLDING LIMITED, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) IN ONE OR MORE OFFSHORE TRANSACTIONS PURSUANT TO REGULATION S UNDER THE SECURITIES ACT TO PERSONS WHO ARE OUTSIDE THE UNITED STATES IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S UNDER THE SECURITIES ACT OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

B-1

Exhibit C

FORM OF CONFIDENTIALITY UNDERTAKING

THIS CONFIDENTIALITY UNDERTAKING (this “Undertaking”) is made as of [Insert Date] by [Insert the Name of the Transferee] (the “Transferee”). Reference is made to that certain Convertible Preference Share Purchase Agreement, dated as of October 15, 2012 by and among Alibaba Group Holding Limited (the “Company”) and the investors named therein, as amended from time to time (the “Convertible Preference Share Purchase Agreement”). The Transferee, as a condition precedent to becoming the owner or holder of record of [Insert Number of Preference Shares] (the “Transferred Securities”) of the Company from [Insert Name of Transferor] (the “Transferor”), hereby undertakes that, if the Transferred Securities consist of at least US$50 million in Preference Shares and the Transferee is a Holder entitled to the financial information under the terms of the Preference Shares, any Transferee that receives any financial information pursuant to the terms of the Preference Shares agrees to (i) treat all such financial information as confidential and agree that such financial information may constitute material non-public information regarding the Company, (ii) not use such financial information for any purpose other than evaluating their investment in the Preference Shares and (iii) not publicly disclose any such financial information. Except as set forth above, each Investor shall maintain strict confidentiality of any information obtained pursuant to this Undertaking.

So long as any Transferred Securities are outstanding but only until the Company closes an Initial Public Offering, if applicable, the Company shall furnish to the Transferee entitled to financial information, the following:

(i) audited annual financial statements of the Company and its Subsidiaries for each fiscal year, within 120 days of the end of each fiscal year, but in no event earlier than the business day immediately succeeding the day on which Yahoo! makes publicly available the Company’s summary financial information in its 10-Q filing as of and for the applicable period; and

(ii) unaudited quarterly financial statements of the Company and its Subsidiaries for the first three quarterly periods of each fiscal year, within ninety (90) days of the end of each such period, but in no event earlier than the business day immediately succeeding the day on which Yahoo! makes publicly available the Company’s summary financial information in its 10-Q filing as of and for the applicable period, and in each case including applicable comparable prior periods and pro forma information (if applicable and available), and, with respect to the annual financial statements only, a report on the annual financial statements by the Company’s certified independent public accountants (all of the foregoing financial information to be prepared in accordance with US GAAP or IFRS).

The Company will make available such financial statements to any Transferee by posting such financial statements on Intralinks or any comparable password protected online data system.

C-1

This Undertaking shall take effect and shall become an integral part of the Convertible Preference Share Purchase Agreement immediately upon execution and delivery to the Company of this Undertaking. By signing below, the Company acknowledges receipt of written notice of the transfer to the Transferee of the Transferred Securities. Terms used herein and not defined shall have the meaning given them in the Convertible Preference Share Purchase Agreement or the terms of the Preference Shares.

IN WITNESS WHEREOF, this Undertaking has been duly executed by the Transferee as of the date first above written.

[Insert Transferee]

By:
Name:
Title:

C-2

ACCEPTED:

ALIBABA GROUP HOLDING

LIMITED

By:
Name:
Title:
Date:

C-3